Exhibit 10.56

Execution Version

LETTER OF CREDIT FACILITY AGREEMENT

among

TOWER AUTOMOTIVE HOLDINGS USA, LLC,

as Borrower,

TOWER INTERNATIONAL, INC.,

as Holdings,

JPMORGAN CHASE BANK, N.A.,

as L/C Participant,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Issuing Lender

Dated as of June 13, 2011

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SECTION 4.	CONDITIONS PRECEDENT	36

4.1	Closing Conditions	36
4.2	Conditions Precedent to Ongoing Availability	37

SECTION 5.	AFFIRMATIVE COVENANTS	37

5.1	Financial Statements and Other Information	37
5.2	Notice of Material Events	38
5.3	Existence; Conduct of Business	39
5.4	Insurance	40
5.5	Payment of Obligations	40
5.6	Compliance With Laws	40
5.7	Maintenance of Properties	40
5.8	Books and Records; Inspection Rights	40
5.9	[Reserved]	40
5.10	[Reserved]	41
5.11	Additional Guarantors	41

SECTION 6.	NEGATIVE COVENANTS	41

6.1	Liens	41
6.2	Fundamental Changes	42
6.3	Indebtedness	42
6.4	Sale and Lease-back Transactions	44
6.5	Investment, Loans and Advances	44
6.6	Disposition of Assets	46
6.7	Restricted Payments; Restrictive Agreements	47
6.8	Transactions with Affiliates	48
6.9	Limitations On Hedging Agreements	48
6.10	Other Indebtedness	49
6.11	[Reserved]	49
6.12	Fixed Charge Coverage Ratio	49

SECTION 7.	EVENTS OF DEFAULT	49

7.1	Events of Default	49
7.2	Remedies	52

SECTION 8.	THE AGENT	52

8.1	Appointment; Authorization	52
8.2	Delegation of Duties	52
8.3	Exculpatory Provisions	52
8.4	Reliance	53
8.5	Notice of Default	53
8.6	Non-Reliance	53
8.7	Indemnification	54
8.8	Agent in Its Individual Capacity	54
8.9	Successor Administrative Agent	54

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SECTION 9.	MISCELLANEOUS	55

9.1	Amendments and Waivers	55
9.2	Notices	56
9.3	No Waiver; Cumulative Remedies	57
9.4	Survival of Representations and Warranties	57
9.5	Payment of Expenses and Taxes, Indemnities	58
9.6	Successors and Assigns; Participations and Assignments	58
9.7	Adjustments; Set-off	61
9.8	Counterparts	61
9.9	Severability	61
9.10	Integration; Headings	62
9.11	Governing Law	62
9.12	Submission to Jurisdiction; Waivers	62
9.13	Acknowledgements	62
9.14	Confidentiality	63
9.15	WAIVERS OF JURY TRIAL	64
9.16	USA PATRIOT Act	64
9.17	Judgment Currency	64
9.18	Unsecured Obligation	64

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SCHEDULES:

1.1(a)	Non-Material Subsidiaries
1.1(b)	Guarantors
2.1	Existing Letters of Credit
3.5	Subsidiaries
3.6	Government Approvals
3.8	Litigation and Environmental Matters
3.12(a)	Collective Bargaining/Labor Agreements
3.12(b)	Labor Matters
3.15(a)	Properties
6.1	Liens
6.3	Closing Date Intercompany Indebtedness
6.5	Investments
6.6(j)	Permitted Dispositions
6.8	Agreements with Affiliates

EXHIBITS:

A	Form of Letter of Credit
B	Form of Assignment and Assumption
C	Form of Issuing Lender Application
D	Form of Guaranty
E	Form of Compliance Certificate

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LETTER OF CREDIT FACILITY AGREEMENT, dated as of June 13, 2011 (this “Agreement”), among TOWER AUTOMOTIVE HOLDINGS USA, LLC, a Delaware limited liability company (the “Borrower”), TOWER INTERNATIONAL, INC., a Delaware corporation (“Holdings”), JPMORGAN CHASE BANK, N.A., in its capacity as participant in respect of letters of credit issued hereunder (together with its successors and all assigns pursuant to Section 9.6, the “L/C Participants”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Lender.

The parties hereto hereby agree as follows:

SECTION 1.          DEFINITIONS

1.1           Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABL Closing Date”: July 31, 2007 (the date of the closing of the Existing Credit Agreement).

“ABL Collateral”: the “Collateral” as defined in the ABL Facility.

“ABL Facility”: the Amended and Restated Revolving Credit and Guaranty Agreement, dated as of June 13, 2011, by and among the Borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as such agreement may be amended (including any amendment and restatement thereof), supplemented, replaced, renewed, refinanced, extended or otherwise modified from time to time. For avoidance of doubt, the term “ABL Facility” includes each credit facility that Refinances all or a portion of the ABL Facility (and any successive Refinancings thereof).

“ABL Loans”: Loans made under the ABL Facility.

“Administrative Agent”: JPMorgan Chase Bank, N.A., as the administrative agent for the L/C Participants under this Agreement, together with any of its successors.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided, however, that for purposes of determining Eligible Accounts Receivable, the term “Affiliate” with respect to any Group Member shall not include any portfolio company owned directly or indirectly in whole or part by the Sponsor Group, otherwise than through Holdco.

“Agent Indemnitee”: as defined in Section 8.7.

“Aggregate Exposure”: with respect to any L/C Participant at any time, an amount equal to (a) until the issuance of the first Letter of Credit hereunder, the aggregate amount of such L/C Participant’s Commitment at such time and (b) thereafter, an amount equal to such L/C Participant’s Commitment Percentage of the L/C Exposure at such time. The Aggregate Exposure with respect to all L/C Participants at any time shall be an amount equal to the sum of each L/C Participant’s Aggregate Exposure at such time.

“Agreement”: as defined in the preamble hereto.

“Application”: a written application, substantially in the form of Exhibit C, from the Borrower requesting the Issuing Lender to issue a Letter of Credit.

“Applicable Rate”: as defined in the Pricing Agreement.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in letter of credit participations and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) an L/C Participant, (b) an Affiliate of an L/C Participant or (c) an entity or an Affiliate of an entity that administers or manages an L/C Participant.

“Assignee”: as defined in Section 9.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.

“Benefited L/C Participant”: as defined in Section 9.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Business”: the business conducted by the Holdco Group as conducted prior to the Closing Date.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to remain closed (and, for a Letter of Credit, other than a day on which the Issuing Lender issuing such Letter of Credit is closed).

“Calculation Date”: the last Business Day of each calendar week (or any other day selected by the Administrative Agent); provided that the date of issuance, amendment, renewal or extension of a Letter of Credit shall also be a Calculation Date.

“Capital Expenditures”: for any period, the aggregate of all expenditures (whether (i) paid in cash and not theretofore accrued or (ii) accrued as liabilities during such period, and including that portion of any Capitalized Lease which is capitalized on the consolidated balance sheet of the Holdco Group) net of cash amounts received by the Holdco Group from other Persons during such period in reimbursement of Capital Expenditures made by the Holdco Group, excluding interest capitalized during construction, made by the Holdco Group during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Holdco Group (including equipment which is purchased simultaneously with the trade-in of existing equipment owned by the Holdco Group to the extent of the gross amount of such purchase price less the “trade-in” value or credit granted by the purchaser of the equipment being traded in at such time), but excluding expenditures made (A) in connection with the replacement or restoration of assets to the extent reimbursed or financed from (x) insurance proceeds paid on account of the loss of or the damage to the assets being replaced or restored or (y) awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced and (B) from the proceeds of an equity contribution made to a Group Member by a Person that is not a Group Member.

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“Capitalized Lease”: as applied to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateral Account”: as defined in Section 2.15.

“Cash Collateral Amount”: as defined in Section 2.15.

“Casualty Event”: as defined in the ABL Facility.

“Change in Law”: (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any L/C Participant or the Issuing Lender (or, for purposes of Section 2.12(b), by any lending office of such L/C Participant’s or the Issuing Lender or by such L/C Participant’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control”: shall be deemed to have occurred if (a) at any time prior to a Qualified IPO, the Sponsor Group shall fail to own directly or indirectly, beneficially and of record, Equity Interests representing at least 51% of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in Holdings; (b) after a Qualified IPO, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended) other than the Sponsor Group shall own directly or indirectly, beneficially or of record, Equity Interests representing (i) more than 30% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings and (ii) a greater percentage of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings then held, directly or indirectly, beneficially and of record, by the Sponsor Group; (c) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who are not Continuing Directors; (d) Holdings shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in Holdco free and clear of all Liens (other than Liens created by the Loan Documents, the Secured Notes Documents or the documents governing any Permitted Refinancing Indebtedness incurred pursuant to clause (ii) or clause (iii) of Section 6.3(b) or clause (iii) of Section 6.3(q)); or (e) Holdco shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in the Borrower free and clear of all Liens (other than Liens created by the Loan Documents, the Secured Notes Documents or the documents governing any Permitted Refinancing Indebtedness incurred pursuant to clause (ii) or clause (iii) of Section 6.3(b) or clause (iii) of Section 6.3(q)).

“Change of Control Offer”: as defined in Section 2.15.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived in accordance with Section 9.1.

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“Code”: the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment”: as to any L/C Participant at any time, the obligation of such L/C Participant to participate in Letters of Credit in an aggregate face amount not to exceed an amount equal to such L/C Participant’s Commitment Percentage of the Total Commitments at such time.

“Commitment Percentage”: at any time, with respect to the initial L/C Participant, 100%, as such percentage may be reduced pursuant to Section 9.6 and, with respect to each other L/C Participant, the amount set forth in the Assignment and Assumption pursuant to which such L/C Participant became a party hereto, as the same may be changed pursuant to the terms hereof or, if the Commitments have been terminated in full, the Commitment Percentage of each L/C Participant that existed immediately prior to such termination.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication:

(a)          provision for taxes based on income or profits for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b)          Consolidated Interest Expense for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(c)          the amount of any expenses (or revenue offsets) attributable to accelerated payments on the accounts receivable of the Holdco Group, to the extent that such expenses (or revenue offsets) were deducted in computing such Consolidated Net Income; plus

(d)          depreciation, amortization (including amortization of intangibles), goodwill and other asset impairment charges and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(e)          the amount of any minority interest expense deducted in computing such Consolidated Net Income; plus

(f)          any non-cash compensation charge arising from any grant of stock, stock options, restricted stock units or other equity-based awards, to the extent deducted in computing such Consolidated Net Income; plus

(g)          any expenses associated with the application of Statement of Financial Accounting Standards Nos. 87 and 106 in an aggregate amount not to exceed $15,000,000 in any consecutive twelve-month period; plus

(h)          any non-cash Statement of Financial Accounting Standards No. 133 income (or loss) related to hedging activities, to the extent deducted in computing such Consolidated Net Income; plus

(i)          any non-cash Statement of Financial Accounting Standards No. 52 income (or loss) related to the mark-to-market of Indebtedness denominated in a currency other than Dollars, to the extent deducted in computing such Consolidated Net Income; plus

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(j)          any non-cash expenses arising from the implementation of purchase accounting, to the extent deducted in computing such Consolidated Net Income; minus

(k)          non-cash items increasing such Consolidated Net Income for such period, other than (i) the accrual of revenue consistent with past practice and (ii) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase Consolidated EBITDA in a prior period;

in each case determined on a consolidated basis in accordance with GAAP.

Notwithstanding the foregoing, except with respect to Seojin, the provision for taxes based on the income or profits of, the Consolidated Interest Expense of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent that a corresponding amount would be permitted, as of such determination date, to be dividended or distributed to a Loan Party by such Subsidiary (x) without direct or indirect restriction pursuant to the terms of its charter and all agreements and instruments applicable to such Subsidiary or its stockholders (other than (i) the Loan Documents, (ii) the Transaction Documents, (iii) the Secured Notes Documents and (iv) the documents governing any Permitted Refinancing Indebtedness incurred pursuant to clause (ii) or clause (iii) of Section 6.3(b) or clause (iii) of Section 6.3(q); provided that (x) any such restrictions imposed by the Secured Notes Documents and created after the Closing Date are customary for issuances of high yield securities and (y) any such restrictions imposed by the documents referred to in the preceding clause (iv) are prohibitions customarily contained in such type of Indebtedness at the time such Indebtedness is incurred, in the case of each of clauses (x) and (y) as determined in good faith by a Financial Officer of Holdco) and (y) without prior governmental approval (that has not been obtained) and without direct or indirect restriction pursuant to any or Requirement of Law applicable to such Subsidiary.

“Consolidated Fixed Charges”: for any period, without duplication, the sum of (a) Consolidated Interest Expense for such period, exclusive of non-cash interest expense, (b) the aggregate amount of scheduled principal payments (whether or not made) during such period in respect of long term Indebtedness (including Capitalized Leases, but excluding the ABL Loans) of the Holdco Group, (c) Capital Expenditures for such period (exclusive of Maintenance Capital Expenditures to the extent not exceeding $15,000,000 for the most recent period of four consecutive fiscal quarters for which financial statements are available) and (d) the aggregate amount of Taxes paid in cash by the Holdco Group during such period.

“Consolidated Interest Expense”: for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capitalized Leases of the Holdco Group) for such period and all commissions, discounts and other fees and charges owed by the Holdco Group with respect to letters of credit and bankers’ acceptance financing, net of interest income, in each case determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Holdco Group that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Holdco or any Subsidiary with respect to interest rate Hedging Agreements

“Consolidated Net Income”: the consolidated net income (loss) of the Holdco Group, determined in accordance with GAAP, excluding, however:

(a)           the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdco or any of its Subsidiaries,

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(b)           the income (or deficit) of any Person (other than a Subsidiary) in which any Group Member has an ownership interest, except to the extent that any such income is actually received by such Group Member in the form of dividends or similar distributions,

(c)           the undistributed earnings of any Subsidiary other than Seojin, to the extent that the declaration or payment of dividends and other distributions by such Subsidiary to a Loan Party is not at the time permitted by the terms of any contractual obligation (other than (i) the Loan Documents, (ii) the Transaction Documents, (iii) the Secured Notes Documents and (iv) the documents governing any Permitted Refinancing Indebtedness incurred pursuant to clause (ii) or clause (iii) of Section 6.3(b)or clause (iii) of Section 6.3(q); provided that (x) any such prohibitions imposed by the Secured Notes Documents and created after the Closing Date are customary for issuances of high yield securities and (y) any such prohibitions imposed by the documents referred to in the preceding clause (iv) are prohibitions customarily contained in such type of Indebtedness at the time such Indebtedness is incurred, in the case of each of clauses (x) and (y) as determined in good faith by a Financial Officer of Holdco) or Requirement of Law applicable to such Subsidiary,

(d)           any gain or loss on sales of assets outside the ordinary course of business, and

(e)           any extraordinary or non-recurring gain, loss, expense or charge (including expenses in connection with the Transactions (as defined in the ABL Facility)), restructuring charges, severance charges and bankruptcy related and similar one-time expenses, but excluding any such charges and expenses related to the Transactions (as defined in the Existing Credit Agreement) that are incurred after the one-year anniversary of the ABL Closing Date), together with any related provision for taxes; provided that (i) payments of “Capped Payments” (as defined in the Asset Purchase Agreement (as defined in the Existing Credit Agreement)) subsequent to the ABL Closing Date in the aggregate amount not to exceed $35,000,000 shall not be subject to the one year limitation set forth above and (ii) non-recurring cash charges shall not exceed $25,000,000 in any period of four consecutive fiscal quarters.

“Consultant”: as defined in Section 6.8.

“Continuing Directors”: at any time, any member of the board of directors of Holdings who (a) was a member of such board of directors on the Closing Date or (b) was nominated for election or elected to such board of directors with the approval of (i) a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or (ii) the Sponsor Group.

“Credit Obligations”: the unpaid Reimbursement Obligations and fees (including any amount owing pursuant to Section 2 of the Pricing Agreement) and other amounts payable hereunder and interest thereon (including fees and interest thereon accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition fees or post-filing or post-petition interest are allowed in such proceeding) and all other obligations and liabilities of the Borrower to the Administrative Agent, the Issuing Lender or to any L/C Participant (including obligations to provide cash collateral), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under this Agreement, any Letter of Credit, or any other Transaction Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any L/C Participant that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Default”: any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

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“Designated Contact”: the contact person designated by the Administrative Agent in Section 9.2 to receive MNPI, as such Designated Contact may be updated from time to time by written notice from the Administrative Agent to the Borrower.

“Dollar Equivalent”: with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the most recent Calculation Date.

“Dollars” and “$”: lawful money of the United States of America.

“Domestic Subsidiary”: any Subsidiary that is not a Foreign Subsidiary.

“Drawing Document”: any document presented for purposes of a requested drawing under the Letters of Credit.

“Environmental Laws”: all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any hazardous or toxic substances, wastes or pollutants or to health and safety matters.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdco or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with the any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) with respect to any Plan or Multiemployer Plan, the failure to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

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“Euro” and “€”:the single currency of participating member states of the European Union.

“Euro Equivalent”: with respect to an amount denominated in any currency other than Euros, the equivalent in Euros of such amount determined at the Exchange Rate on the most recent Calculation Date.

“Euro Sublimit”: Euro Equivalent of $10,500,000; provided that the Borrower may at any time request for the Euro Sublimit to be increased to an amount not to exceed the Euro Equivalent of $17,000,000, and terms and conditions of such increase shall be determined by the Administrative Agent in consultation with the Borrower and reflect market conditions at the time of such increase.

“Event of Default”: as defined in Section 7.1.

“Exchange Rate”: with respect to any non-Dollar currency on any date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M., London time, on such date. In the event that such rate does not appear on any Reuters currency page, the “Exchange Rate” with respect to such non-Dollar currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-Dollar currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of Dollars with such non-Dollar currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes”: with respect to the Administrative Agent, any L/C Participant, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income, profits or gains (however denominated) by the United States of America, or by a jurisdiction as a result of such recipient being organized in, or having its principal office located in, or in the case of any L/C Participant having its applicable lending office located in or having any other present or former connection with, such jurisdiction, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in or with which such L/C Participant is organized, located or presently or formerly connected (other than as noted above), (c) any withholding tax that is imposed on amounts payable to or beneficially owned by any (x) Non-U.S. L/C Participant or (y) partner, member, beneficiary or settlor of any L/C Participant (each person described in (x) or (y) a “Withholding Tax Payer”), in each case at the time such L/C Participant becomes a party to this Agreement (or designates a new lending office) or is attributable to such Withholding Tax Payer’s failure to comply with Section 2.13(e), except to the extent that such Withholding Tax Payer (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.13(a) and (d) any U.S. withholding tax that is imposed under FATCA.

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“Existing Credit Agreement”: the Revolving Credit and Guaranty Agreement, dated as of July 31, 2007, among Holdings, Holdco, Foreign Holdco, the other lenders party thereto, and the agents and other parties from time to time party thereto, as amended from time to time prior to the Closing Date.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto), and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”: for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer”: with respect to any Person, the chief financial officer, controller, corporate controller, treasurer or corporate treasurer of such Person.

“First Priority Debt”: at any time, the sum of (a) the principal amount of all outstanding ABL Loans and, without duplication, all other Indebtedness of each Foreign Subsidiary that would be reflected on a consolidated balance sheet of the Holdco Group prepared in accordance with GAAP at such time (other than any Indebtedness of a Foreign Subsidiary of the type described in clause (vi) of the definition of “Indebtedness”) minus (b) the aggregate amount of cash that would be reflected on a consolidated balance sheet of the Holdco Group prepared in accordance with GAAP at such time.

“First Priority Leverage Ratio”: on any date, the ratio of (a) First Priority Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.

“Fixed Charge Coverage Ratio”: on any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period, to (b) Consolidated Fixed Charges for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.

“Foreign Holdco”: collectively, Tower Automotive Holdings II(a), LLC and Tower Automotive Holdings II(b), LLC.

“Foreign Subsidiary”: any Subsidiary that (i) is a “controlled foreign corporation” within the meaning of the Code or (ii) is a subsidiary of a Person described in (i).

“Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the L/C Participants.

“GAAP”: generally accepted accounting principles applied in accordance with Section 1.2(b)(i).

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“Good Faith”: honesty in fact in the conduct of the transaction concerned.

“Governmental Authority”: the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Member”: Holdco or any Subsidiary of Holdco.

“Guarantee”: of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors”: Holdings, Holdco and each of the Subsidiary Guarantors.

“Guaranty”: the Guaranty executed pursuant to Section 4.1(h) on the Closing Date or from time to time after the Closing Date pursuant to Section 5.11 by Subsidiaries of the Borrower, in substantially the form of Exhibit D, in each case in favor of the Administrative Agent, for the benefit of the L/C Participants.

“Hazardous Materials”: all radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Holdco Group, shall be a Hedging Agreement.

“Holdco”: Tower Automotive Holdings I, LLC, a Delaware limited liability company.

“Holdco Group”: Holdco and its Subsidiaries.

“Holdings”: Tower International, Inc. (formerly known as Tower Automotive, LLC).

The “Incurrence Test”: shall be met with respect to any incurrence of Indebtedness or other transaction if, and only if, on a Pro Forma Basis, the First Priority Leverage Ratio does not exceed 3.75 to 1.00 and the Interest Coverage Ratio is not less than 2.00 to 1.00.

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“Indebtedness”: at any time and with respect to any Person, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than accounts payable for property, including inventory and services purchased, and expense accruals and deferred compensation items arising in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) the principal portion of all obligations of such Person under Capitalized Leases, (v) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities, (vi) all obligations of such Person in respect of (x) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest or exchange rates and (y) interest rate swap, cap or collar agreements and interest rate future or option contracts, in each case on a marked-to-market basis, (vii) all Indebtedness referred to in clauses (i) through (vi) above guaranteed directly or indirectly by such Person, (viii) all Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, however, such Indebtedness referred to in this clause (viii) shall be the lesser of the value of such property on which a Lien is attached or the amount of such Indebtedness and (ix) financings described in Section 6.6(e).

“Indemnified Liabilities”: as defined in Section 9.5.

“Indemnified Taxes”: Taxes other than Excluded Taxes.

“Indemnitee”: as defined in Section 9.5.

“Insufficiency”: with respect to any Plan, its “amount of unfunded benefit liabilities” within the meaning of Section 4001(a)(18) of ERISA, if any.

“Instructions”: inquiries, communications and instructions (whether oral, telephonic, written, telegraphic, facsimile, electronic or other) regarding Letters of Credit; the Applications are referred to herein as “Instructions” (and the term “Application” is subsumed within the term “Instruction”).

“Investment”: shall have the meaning given such term in Section 6.5.

“ISP”: the International Standby Practices 1998 (International Chamber of Commerce Publication Number 590) and any subsequent revision thereof adhered to by the Issuing Lender.

“Issuing Lender”: JPMorgan Chase Bank, N.A. (or one of its affiliates reasonably acceptable to the Borrower), in its capacity as issuer of each Letter of Credit.

“KRW”: shall mean Korean Won, the official currency of the Republic of Korea.

“L/C Disbursement”: a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the aggregate amount available to be drawn under the Letters of Credit (including the Dollar Equivalent of the aggregate amount available to be drawn under the Letters of Credit denominated in Euros) at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time (including the Dollar Equivalent of the unreimbursed L/C Disbursements denominated in Euros). The L/C Exposure of any L/C Participant at any time shall be its Commitment Percentage of the L/C Exposure at such time.

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“L/C Participants”: as defined in the preamble hereto.

“Legal Reservations”:

(a)           the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;

(b)           the time barring of claims under the laws of any relevant jurisdiction, and defenses of setoff or counterclaim; and

(c)           any other qualifications as to matters of law (but not fact) in the legal opinions required to be delivered pursuant to the Transaction Documents.

“Letter Agreement”: that certain Letter Agreement, dated as of May 25, 2011, between the Borrower and the Administrative Agent.

“Letters of Credit”: any standby letter of credit issued by the Issuing Lender under this Agreement upon delivery of an Application to the Issuing Lender from the Borrower.

“Lien”: (a) any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind whatsoever, (b) the interest of a vendor or a lessor under any conditional sale, capital lease or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidating Subsidiary”: means MT STAHL Handelsgesellschaft Verwaltung GmbH, a company domiciled in Germany.

“Loan Documents”: as defined in the ABL agreement.

“Loan Parties”: the Borrower and the Guarantors (including any Subsidiary that executes and delivers a Guaranty after the Closing Date); “Loan Party” means any of the Loan Parties.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Holdco Group taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Transaction Documents to which it is a party or (c) the rights of or benefits available to the Administrative Agent or the L/C Participants hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than the Reimbursement Obligations), or obligations in respect of one or more Hedging Agreements, of the Holdco Group in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Indebtedness, the “obligations” of Holdco or any Subsidiary thereof in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdco or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

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“Maturity Date”: June 20, 2014 or such earlier date on which the Commitments shall terminate in full pursuant to Section 7 of this Agreement.

“MNPI”: Material non-public information (within the meaning of United States federal securities law) with respect to the Borrower or any of its Subsidiaries.

“Moody’s”: Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:

(a)          with respect to any disposition of assets, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable and customary broker’s fees or commissions, legal and other professional fees, transfer and similar taxes incurred in connection therewith and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale, after taking into account any available tax credits or deductions related to such assets and any tax sharing arrangements related to such assets), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such disposition and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset) and

(b)          with respect to any Casualty Event, insurance proceeds, condemnation awards and similar payments, in each case, net of the principal amount, premium or penalty, if any, interest on and principal of any Indebtedness for borrowed money which is secured by the assets subject to such Casualty Event and which is required to be repaid with such insurance proceeds, condemnation awards or similar payments and all taxes and fees and out-of-pocket expenses paid by any Group Member to third parties (other than Affiliates) in connection with such Casualty Event.

“Non-Material Subsidiary”: each Subsidiary set forth on Schedule 1.1(a) (as such schedule may be modified from time to time by the Borrower in its discretion by notice to the Administrative Agent); provided that the aggregate revenue of all Non-Material Subsidiaries shall at no time exceed 10% of the consolidated revenue of the Holdco Group for the most recent period of four consecutive fiscal quarters for which financial statements are available at the time of such determination.

“Non-U.S. L/C Participant”: any L/C Participant that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Other LC Rules”: the Uniform Customs and Practices for Documentary Credits (1983 Revision) (International Chamber of Commerce Publication 400), the Uniform Customs and Practices for Documentary Credits (1993 Revision) (International Chamber of Commerce Publication 500) or any other set of rules (other than the ISP or the UCP) governing letters of credit.

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“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Transaction Document.

“Participant”: as defined in Section 9.6(c).

“Participant Register”: as defined in Section 9.6(c).

“Patriot Act”: as defined in Section 9.16.

“PBGC”: the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Permitted Acquisition”: the acquisition by Holdco or any Subsidiary of all or substantially all the assets of a Person or line of business of such Person, or all of the Equity Interests of a person (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a similar, ancillary or complementary line of business as that of the Holdco Group as conducted during the current and most recently concluded calendar year, (ii) at the time of such transaction both before and after giving effect thereto, no Default shall have occurred and be continuing; (iii) Holdco and the Subsidiaries shall not incur or assume any Indebtedness in connection with such acquisition, except as permitted by Section 6.3; and (iv) the Loan Parties shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.8. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required L/C Participants agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Investment”:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;

(b)          investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least ‘A’ from S&P or ‘A2’ from Moody’s;

(c)          investments in certificates of deposit, banker’s acceptances and time deposits (including eurodollar time deposits) maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with (i) any domestic office of the Administrative Agent or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)          investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any office of a bank or trust company meeting the qualifications specified in clause (c) above;

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(e)          investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above;

(f)          in the case of a Foreign Subsidiary, investments similar to those described in clauses (a) through (e) in obligations of Persons located in (x) a jurisdiction in which such Foreign Subsidiary is organized or has operations, (y) The Netherlands or (z) Germany; and

(g)          to the extent owned on the Closing Date, investments by any Loan Party in the capital stock of any direct or indirect Subsidiary and by any Foreign Subsidiary in any other Foreign Subsidiary.

“Permitted Liens”: means: (i) Liens imposed by law (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges or levies of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (ii) Liens of landlords and Liens of carriers, warehousemen, suppliers, mechanics, materialmen and other Liens (other than Environmental Liens and any Lien imposed under ERISA) in existence on the Closing Date or thereafter imposed by law and created in the ordinary course of business; (iii) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (iv) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded) and interest of ground lessors, which do not interfere materially with the ordinary conduct of the business of the Holdco Group and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Holdco Group and any other Liens “insured over” by the applicable title insurance company; (v) letters of credit or deposits in the ordinary course to secure leases; (vi) extensions, renewals or replacements of any Lien referred to in paragraphs (i) through (v) above, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby; (vii) Liens consisting of deposits with derivatives traders as may be required pursuant to the terms of the International Swaps and Derivatives Association, Inc.’s Master Agreement(s) executed in the ordinary course of business in connection with the Holdco Group’s commodity, foreign exchange and interest hedging programs in an aggregate amount not to exceed at any time $15,000,000; (viii) Liens on deposit accounts maintained with, or other property in the custody of, a depositary bank pursuant to its general business terms and in the ordinary course of business, and similar Liens on accounts of Foreign Subsidiaries organized under the laws of the Netherlands arising under clause 18 of the general terms and conditions of any member of the Dutch Bankers’ Association or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions; (ix) Liens in respect of judgments that would not result in an Event of Default under Section 7.1(l); (x) Liens consisting of leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of any Group Member and do not secure any Indebtedness; (xi) Liens consisting of pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Group Member; (xii) Liens consisting of customary transfer restrictions in joint venture agreements, stockholder agreements or other similar agreements applicable to joint ventures; (xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; (xiv) Liens (A) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.5 to be applied against the purchase price for such Investment, and (B) consisting of an agreement to transfer any property in a disposition permitted under Section 6.6, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien; (xv) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of any Group Member or any of its Subsidiaries in the ordinary course of business; (xvi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Group Member or its Subsidiaries in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods; and (xvii) Liens deemed to exist in connection with investments in repurchase agreements permitted under Section 6.5, provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreements.

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“Permitted Refinancing Indebtedness”: Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace (collectively, to “Refinance”) existing Indebtedness (“Refinanced Indebtedness”); provided that (a) such Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) the obligors (or their successors in interest) in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding, extending, renewing or replacement Indebtedness and (d) such refinancing, refunding, extending, renewing or replacing Indebtedness contains covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are determined in good faith by a Financial Officer of Holdco to be no less favorable to the Holdco Group and the L/C Participants in any material respect than the covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness.

“Permitted Restrictions”:

(a)          any encumbrance or restriction pursuant to (i) applicable law, rule, regulation or order, (ii) any Loan Document, any Transaction Document, any Secured Notes Document, or (iii) by the documents governing any Permitted Refinancing Indebtedness incurred pursuant to clause (ii) or clause (iii) of Section 6.3(b) or clause (iii) of Section 6.3(q); provided that (x) any such restrictions or conditions imposed by the Secured Notes Documents and created after the Closing Date are customary restrictions and conditions for issuances of high yield securities and (y) any such restrictions and conditions imposed by the documents governing any such Permitted Refinancing Indebtedness are not more restrictive than the restrictions and conditions contained in the applicable Refinanced Indebtedness, in the case of each of clauses (x) and (y) as determined in good faith by a Financial Officer of Holdco;

(b)          any encumbrance or restriction with respect to a Subsidiary of Holdco pursuant to an agreement relating to any Indebtedness incurred by such Subsidiary prior to the date on which such Subsidiary was acquired by any Group Member (other than Indebtedness incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of Holdco or was otherwise acquired by any Group Member) and outstanding on such date;

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(c)          any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (b) above or this clause (c) or contained in any amendment to an agreement referred to in clause (b) above or this clause (c); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable in any material respect to the L/C Participants than the encumbrances and restrictions contained in such predecessor agreements;

(d)          any encumbrance or restriction pursuant to an agreement with respect to Indebtedness incurred in reliance on clause (g) of Section 6.3;

(e)          in the case of Section 6.7(b)(iv), any encumbrance or restriction that

               (i)          restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract; or

               (ii)         is contained in mortgages, pledges and other security agreements securing Indebtedness of a Group Member to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(f)          with respect to a Subsidiary of Holdco, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Subsidiary pending the closing of such sale or disposition;

(g)          purchase money obligations for property acquired in the ordinary course of business and obligations under Capitalized Leases that impose restrictions on the property purchased or leased of the nature described in Section 6.7(b)(iv);

(h)          provisions with respect to the disposition or distribution of assets or property in or with respect to joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

(i)          restrictions on cash or other deposits or net worth imposed by customers, lenders, suppliers or, in the ordinary course of business, other third parties;

(j)          with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness, or any agreement pursuant to which such Indebtedness was issued or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof;

(k)          restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which any Group Member is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of such Group Member that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of such Group Member or the assets or property of another Group Member; and

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(l)          any encumbrance or restriction of the type referred to in Section 6.7(b) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in any of clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the board of directors of Holdco, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

“Person”: any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or Governmental Authority or any agency or political subdivision thereof.

“Plan”: any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Agreement”: the Pricing Agreement, dated as of the date hereof, among the Borrower and the Administrative Agent.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis”: with respect to any calculation of any financial test in connection with any acquisition, incurrence of Indebtedness or other transaction, such financial test calculated on a pro forma basis after giving effect to the consummation of such transaction as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters most recently ended for which the financial statements are available.

“Qualified IPO”: an underwritten initial public offering of common stock of (and by) Holdings pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, which initial public offering results in gross cash proceeds to Holdings of $50,000,000 or more.

“Register”: as defined in Section 9.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to the first sentence of Section 2.4 for amounts drawn under Letters of Credit.

“Related Parties”: as to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required L/C Participants”: at any time, the holders of more than 50% of the Aggregate Exposure of all L/C Participants.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Restricted Payment”: any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Group Member, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interests in any Group Member or any option, warrant or other right to acquire any such Equity Interests in any Group Member.

“S&P”: Standard and Poor’s Financial Services LLC, and any successor to its rating agency business.

“Secured Notes”: the notes issued under the Secured Notes Indenture.

“Secured Notes Documents”: collectively, the Secured Notes Indenture and all documents granting or purporting to grant any security interests to secure the Secured Notes or to provide for any Guarantee thereof.

“Secured Notes Indenture”: the Indenture dated as of August 24, 2010 among the Borrower and TA Holdings Finance, Inc., as issuers, the guarantors party thereto and Wilmington Trust FSB, as trustee and collateral agent relating to the 10.625% Senior Secured Notes due 2017.

“Seojin”: Seojin Industrial Co. Ltd., a company domiciled in the Republic of Korea.

“Significant Event of Default”: an Event of Default under Section 7.1(b), 7.1(c), 7.1(e) , 7.1(f), 7.1(g) or 7.1(l).

“Single Employer Plan”: a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of any Loan Party or an ERISA Affiliate or (ii) was so maintained and in respect of which any Loan Party could reasonably be expected to have liability under Title IV of ERISA in the event such Plan has been or were to be terminated.

“Solvent”: with respect to any Person, at any date, that (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor”: Cerberus Capital Management, L.P.

“Sponsor Group”: the Sponsor and funds and accounts Affiliated with the Sponsor.

“Standard Letter of Credit Practice”: any domestic or foreign law or letter of credit practices applicable in the city in which the Issuing Lender issued the Letter of Credit or for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated the Letter of Credit, as the case may be. Such practices shall be (i) of banks that regularly issue letters of credit in the particular city and (ii) required or permitted under the ISP, UCP or Other LC Rules, as applicable.

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“subsidiary”: as to any Person (in this definition referred to as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership or membership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary”: means any subsidiary of Holdco.

“Subsidiary Guarantor”: each direct or indirect Domestic Subsidiary of Holdco in existence on the Closing Date (other than the Borrower) and each Person that becomes a Subsidiary Guarantor after the Closing Date pursuant to Section 5.11.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Event”: (a) a “reportable event”, as such term is described in Section 4043(c) of ERISA (other than a “reportable event” as to which the 30-day notice is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043) or an event described in Section 4068 of ERISA and excluding events which would not be reasonably likely (as reasonably determined by the Administrative Agent) to have a Material Adverse Effect, (b) the withdrawal by any Loan Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA, for which any Loan Party or ERISA Affiliate incurs liability under Section 4064 of ERISA, or any Loan Party or ERISA Affiliate withdraws from a Multiemployer Plan for which such Loan Party or ERISA Affiliate incurs Withdrawal Liability, (c) providing notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, if such amendment requires the provision of security, (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA or (e) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC in the ordinary course).

“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect. As of the Closing Date, the Total Commitments shall be $38,000,000 (which may be increased to reflect the increase in the Euro Sublimit).

“Transaction Documents”: collectively, this Agreement, the Pricing Agreement, the Guaranty, the Applications, the Letters of Credit, the Letter Agreement and any amendment, waiver, supplement or other modification to any of the foregoing; provided, however, that the term “Transaction Documents” shall not include the Letters of Credit where such term is used in a context limiting the meaning thereof to those contracts to which the Borrower is a party.

“Transactions”: collectively, (a) entering into the Transaction Documents, (b) the issuance of the Letters of Credit, the consummation of any other transactions connected with the foregoing and (d) the payment of fees and expenses in connection with any of the foregoing.

“Transferee”: any Assignee or Participant.

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“Trigger Period”: each period that begins when a Significant Event of Default occurs, and ends when no Significant Event of Default is continuing.

“UCP”: the Uniform Customs and Practices for Documentary Credits (2007 Revision) (International Chamber of Commerce Publication 600) and any subsequent revision thereof adhered to by the Issuing Lender.

“United States”: the United States of America.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent”: as defined in Section 2.13(a) .

1.2           Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Transaction Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in the other Transaction Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required L/C Participants request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall been withdrawn or such provision amended in accordance herewith, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements, instruments or other documents herein unless otherwise specified, be deemed to refer to such agreements, instruments or other documents as amended, supplemented, restated or otherwise modified from time to time and (vi) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.

(c)          The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

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SECTION 2.          LETTERS OF CREDIT

2.1           Letters of Credit.  (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the L/C Participants set forth in Section 2.3, agrees to issue Letters of Credit, in form and substance substantially as attached hereto as Exhibit A (or such other form as shall be acceptable to the Issuing Lender acting reasonably) for the account of the Borrower or any Subsidiary or Affiliate to support obligations of the Borrower or any such Subsidiary or Affiliate, or to increase the amount of such Letters of Credit on any Business Day that is at least 10 Business Days prior to the Maturity Date; provided that (i) the Issuing Lender shall not issue, or increase the amount of, any such Letter of Credit if, after giving effect to such issuance, the L/C Exposure would exceed the Total Commitments, (ii) the Issuing Lender shall not, without the consent of the Administrative Agent and the L/C Participants, issue, or increase the amount of, any such Letter of Credit denominated in Dollars if the L/C Exposure denominated in Dollars would exceed $27,500,000 and (iii) the Issuing Lender shall not, without the consent of the Administrative Agent and the L/C Participants, issue, or increase the amount of, any such Letter of Credit denominated in Euros if the L/C Exposure denominated in Euros would exceed the Euro Sublimit. The Letters of Credit shall (i) be denominated in Dollars or Euros, (ii) have a minimum face amount of $10,000 or €10,000, as applicable and a maximum face amount from time to time not to exceed, unless otherwise consented to by the Administrative Agent and the L/C Participants, (x) with respect to any Letters of Credit denominated in Dollars, $27,500,000 and (y) with respect to any Letters of Credit denominated in Euros, the Euro Sublimit, (iii) be subject to, at the applicable beneficiary’s election, the ISP, the UCP or, subject to the consent of the Issuing Lender, Other LC Rules (provided that upon election of the UCP or Other LC Rules, the UCP or such Other LC Rules may not be modified to extend the period of time for presentation of such Letters of Credit, unless, in each case, the beneficiary shall otherwise require and the Issuing Lender shall so consent (acting reasonably)) and (iv) expire no later than the date which is one year after the date of issuance; provided that (x) each Letter of Credit may be issued with a one-year initial term and may provide for the renewal thereof for one or more additional periods of up to one year and (y) in no event may any Letter of Credit expire later than the date that is five Business Days prior to the Maturity Date.

(b)          The Issuing Lender shall not at any time be obligated to issue Letters of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c)          Upon any reduction of the Total Commitments pursuant to Section 2.3 of the Pricing Agreement such that, after giving effect to such reduction, the L/C Exposure exceeds the Total Commitments, the L/C Exposure denominated in Dollars exceeds $27,500,000 (unless any such excess was consented to by the Administrative Agent and the L/C Participants in accordance with Section 2.1(a)) or the L/C Exposure denominated in Euros exceeds the Euro Sublimit, the Borrower shall deposit an amount equal to 100% of such excess in a cash collateral account opened by the Administrative Agent for its benefit and for the benefit of the L/C Participants and the Issuing Lender on terms and conditions satisfactory to the Administrative Agent (it being understood that such cash collateral shall be held as collateral security for the Credit Obligations on terms consistent with those provided in Section 2.15). Other than any interest earned on the investment of such deposit, which investments shall be made in Permitted Investments (at the Borrower’s risk and expense), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account.

(d)          On and as of the Closing Date, all letters of credit set forth on Schedule 2.1 will constitute Letters of Credit under this Agreement and for purposes hereof and will be deemed to have been issued for the account of the Borrower on the Closing Date.

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(e)          The Borrower may elect at any time to transfer any Letter of Credit issued under this Agreement to the ABL Facility; provided that such transfer shall not cause a breach of any provision under this Agreement and the Pricing Agreement.

2.2           Procedure for Issuance, Increase or Extension of Each Letter of Credit.  (a)(i) The Borrower may request that the Issuing Lender issue Letters of Credit on or after the Closing Date by delivering to the Issuing Lender at its address for notices specified herein an Application therefor. Upon receipt of any Application, the Issuing Lender will process such Application in accordance with its customary procedures and shall issue such Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue such Letter of Credit earlier than three Business Days after its receipt of the Application therefor, except as otherwise agreed by the Issuing Lender) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.

(ii)          The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the L/C Participants, notice of the issuance of each Letter of Credit (including the amount thereof).

(b)          The Borrower may request that the Issuing Lender extend the expiration date of a Letter of Credit or increase (or, with the consent of the beneficiary thereof, decrease) the face amount of an outstanding Letter of Credit by delivering to the Issuing Lender a written request therefor at least three Business Days in advance of the requested date of extension, increase or decrease or such earlier time as may be agreed by the Issuing Lender in its sole discretion. Any such request for an extension or increase shall for all purposes hereof be treated as though the Borrower had requested issuance of a replacement Letter of Credit (except that the Issuing Lender may, if it elects, issue a notice of extension or increase in lieu of issuing a new Letter of Credit for the outstanding Letter of Credit).

(c)          If any Letter of Credit shall provide for the automatic extension of the expiration date thereof, unless the Issuing Lender gives notice to the beneficiary of such Letter of Credit at least 30 days in advance of such extension that such expiration date shall not be extended, then the Issuing Lender shall allow such Letter of Credit to be extended unless (i) such extension would cause the expiration date of such Letter of Credit to be later than the fifth Business Day prior to the Maturity Date, in which case such Letter of Credit shall be extended only until such fifth Business Day prior to the Maturity Date or (ii) it shall have received, at least ten Business Days prior to the date on which such notice of non-extension must be delivered under such Letter of Credit (or such shorter period as may be acceptable to the Issuing Lender) (x) notice from the Required L/C Participants (or the Administrative Agent on their behalf) or (y) notice from the Borrower to the Issuing Lender, in either case directing the Issuing Lender not to permit the extension of such Letter of Credit (and the Issuing Lender shall not permit any Letter of Credit to be automatically extended if it has received a timely notice of the type described in the foregoing clause (x) or (y)).

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2.3           L/C Participations.  (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein or specified by notice to all parties an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft in the applicable currency, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Transaction Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)          If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 2.3(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) a rate equal to the greater of (x) (as to amounts in Dollars only) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.3(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at a rate per annum determined by the Issuing Lender. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)          Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.3(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

2.4           Reimbursement Obligation of the Borrower.  If any draft is paid under a Letter of Credit, the Borrower shall reimburse the Issuing Lender within five Business Days after the Issuing Lender provides notice of such payment, or, if earlier, the last Business Day on or prior to the Maturity Date, for the amount of the draft so paid in accordance with the terms of this Agreement. Interest shall be payable on such amount (a) from the date on which the relevant draft is paid until the earlier of (i) payment in full, (ii) five Business Days after the Issuing Lender provides notice of such payment and (iii) the last Business Day on or prior to the Maturity Date, at a rate per annum equal to the Applicable Rate and (b) thereafter, if not already paid, at a rate per annum equal to the rate provided in Section 2.9(a) until paid in full.

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2.5           Obligations Absolute; Liability of Indemnitees.  (a) The Borrower’s obligations under Section 2.4 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (and the Administrative Agent, the L/C Participant and the Issuing Lender and their Related Parties shall not be liable for, and the rights and remedies of the Administrative Agent, the L/C Participants, the Issuing Lender and their Related Parties against the Borrower shall not be impaired by): (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) honor of a presentation under any Letter of Credit which on its face substantially complies with the terms of such Letter of Credit; (iii) honor of a presentation of any Drawing Documents which appear on their face to have been signed, presented or issued (X) by any purported successor or transferee of any beneficiary or other party required to sign, present or issue the Drawing Documents or (Y) under a new name of the beneficiary; (iv) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft, and any disregard by the Issuing Lender of a requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit; (v) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness, or legal effect of any presentation under any Letter of Credit or of any Drawing Documents or any statement therein being untrue or inaccurate in any respect; (vi) disregard of any non-documentary conditions stated in any Letter of Credit; (vii) acting upon any Instruction which such Person, in Good Faith, believes to have been given by a Person or entity authorized to give such Instruction; (viii) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation; (ix) any delay by the Issuing Lender or any other Person in giving or failing to give any notice; (x) any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated Person or any other Person; (xi) any breach of contract or dispute between the beneficiary and the Borrower, any of the parties to the underlying transaction or any other party to which such Letter of Credit may be transferred; (xii) assertion or waiver of any provision of the UCP, ISP or Other LC Rules which primarily benefits an issuer of a letter of credit, including, any requirement that any Drawing Document be presented to it at a particular hour or place; (xiii) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under the Standard Letter of Credit Practice applicable to it; (xiv) dishonor of any presentation upon or during any Event of Default or for which the Borrower is unable or unwilling to reimburse or indemnify the Issuing Lender (provided that the Borrower acknowledges that if the Issuing Lender shall later be required to honor the presentation, the Borrower shall be liable therefore in accordance with Section 2.4 hereof); (xv) the Issuing Lender acting or failing to act as required or permitted under Standard Letter of Credit Practice (or in the case of other independent undertakings or guarantees, the UN Convention) applicable to where it has issued, confirmed, advised or negotiated such Credit, as the case may be; and (xvi) any other event of circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.5, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(b)          The Administrative Agent, the L/C Participants, the Indemnitees and their respective Related Parties (other than the Issuing Lender) shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in Section 2.5(a)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder) or any error in interpretation of technical terms.

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(c)          Subject to Section 2.5(b), the liability of the Issuing Lender (or any other Indemnitee) under, in connection with and/or arising out of the Transaction Documents (or any pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to any direct damages suffered by the Borrower that are caused by the Issuing Lender’s gross negligence or willful misconduct in (i) honoring a presentation that does not at least substantially comply with a Letter of Credit, (ii) failing to honor a presentation that strictly complies with a Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. In no event shall the Issuing Lender be deemed to have failed to act with due diligence or reasonable care if the Issuing Lender’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Borrower’s aggregate remedies against the Issuing Lender and any Indemnitee for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrower to the Issuing Lender in respect of the honored presentation in respect of such Letter of Credit under Section 2.4. Notwithstanding anything to the contrary herein, the Issuing Lender and the other Indemnitees shall not, under any circumstances whatsoever, be liable for any punitive, consequential, indirect or special damages or losses regardless of whether the Issuing Lender or any Indemnitee shall have been advised of the possibility thereof or of the form of action in which such damages or losses may be claimed. If a Letter of Credit is to be governed by a law other than that of the State of New York, the Issuing Lender shall not be liable for any claims, suits, judgments, costs, losses, fines, penalties, damages, liabilities, and expenses, including expert witness fees and legal fees, charges and disbursements of any outside counsel (collectively, “Costs”) resulting from any act or omission by the Issuing Lender in accord with the UCP, the ISP or Other LC Rules, as applicable, and the Borrower hereby indemnifies the Issuing Lender for all such Costs.

(d)          The Borrower shall notify the Issuing Lender of (i) any noncompliance with any Instruction, any other irregularity with respect to the text of any Letter of Credit or any amendment thereto or any claim of an unauthorized, fraudulent or otherwise improper Instruction, within three (3) Business Days of the Borrower’s receipt of a copy of such Letter of Credit or amendment and (ii) any objection the Borrower may have to the Issuing Lender’s honor or dishonor of any presentation under any Letter of Credit or any other action or inaction taken or proposed to be taken by the Issuing Lender under or in connection with this Agreement or any Letter of Credit, within three (3) Business Days after the Borrower receives notice of the objectionable action or inaction. The failure to so notify the Issuing Lender within said times shall discharge the Issuing Lender from any loss or liability that the Issuing Lender could have avoided or mitigated had it received such notice, to the extent that the Issuing Lender could be held liable for damages hereunder; provided, that, if the Borrower shall not provide such notice to the Issuing Lender within five (5) Business Days of the date of receipt in the case of clause (i) or ten (10) Business Days from the date of receipt in the case of clause (ii), the Issuing Lender shall have no liability whatsoever for such noncompliance, irregularity, action or inaction and the Borrower shall be precluded from raising such noncompliance, irregularity or objection as a defense or claim against the Issuing Lender. The Borrower’s acceptance or retention of a Drawing Document presented under or in connection with any Letter of Credit (whether or not the document is genuine) shall ratify the Issuing Lender’s honor of the presentation and preclude the Borrower from raising a defense, set-off or claim with respect to the Issuing Lender’s honor of such Letter of Credit. Bank shall not be required to seek any waiver of discrepancies from the Borrower or to grant any waiver of discrepancies which the Borrower approves or requests. The Issuing Lender’s records of the content of any Instruction shall be conclusive absent manifest error.

2.6           Letter of Credit Payments.  If any draft shall be presented for payment under a Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof; provided that if such draft is presented for payment after 2:00 p.m., New York City time, the Issuing Lender may notify the Borrower the next succeeding Business Day. Upon receipt of such notice, the Administrative Agent shall promptly notify each L/C Participant thereof. The parties agree that, with respect to any documents presented in respect of a Letter of Credit that appear on their face to be in compliance with the terms of such Letter of Credit, the Issuing Lender may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

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2.7           Assertion of Rights; Electronic Transmission.  (a) To the extent the Issuing Lender honors a presentation under any Letter of Credit for which the Issuing Lender remains unpaid beyond the applicable due date (giving effect to any applicable grace period), the Issuing Lender may assert rights of the Borrower and the Borrower shall cooperate with the Issuing Lender in its assertion of the Borrower’s rights, if any, against the beneficiary, the beneficiary’s rights against the Borrower and any other rights that the Issuing Lender may have by subordination, subrogation, reimbursement, indemnity or assignment.

(b)          The Issuing Lender is authorized to accept and process the Applications and any amendments, transfers, assignments of proceeds, Instructions, consents, waivers and all documents relating to any Letter of Credit or the Applications which are sent to the Issuing Lender by electronic transmission, including SWIFT, electronic mail, telex, telecopy, telefax, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against the Borrower. The Issuing Lender may, but shall not be obligated to, require authentication of such electronic transmission or that the Issuing Lender receives original documents prior to acting on such electronic transmission. If it is a condition of any Letter of Credit that payment may be made upon receipt by the Issuing Lender of an electronic transmission advising negotiation, the Borrower hereby agrees to reimburse the Issuing Lender in accordance with the terms hereof for the amount indicated in such electronic transmission advice, and further agrees to hold the Issuing Lender harmless if the documents fail to arrive, or if upon the arrival of the documents, the Issuing Lender should determine that the documents do not comply with the terms and conditions of such Letter of Credit. The Issuing Lender may transmit such Letter of Credit and any amendment thereto by SWIFT message and thereby bind the Borrower directly and as indemnitor to the SWIFT rules, including rules obligating the Borrower or the Issuing Lender to pay charges.

2.8           Interest and Fees.  The Borrower agrees to pay interest and fees in accordance with the Pricing Agreement.

2.9           Interest on Overdue Amounts.  (a) If all or a portion of any fee or other amount payable hereunder or under the Pricing Agreement shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the sum of (A) the Applicable Rate and (B) 2.0% from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(b)          Interest accruing pursuant to this Section shall be payable from time to time on demand.

2.10         Computation of Fees and Interest.  (a) Fees and interest (including on overdue amounts) payable pursuant hereto or the Pricing Agreement shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to amounts the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Any change in the fee rate or interest rate shall become effective as of the opening of business on the day on which such change becomes effective.

(b)          Each determination of a fee rate or interest rate by the Administrative Agent pursuant to any provision of this Agreement or the Pricing Agreement shall be prima facie evidence that such amounts are correct.

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2.11        Pro Rata Treatment and Payments.  (a) Each payment by the Borrower on account of any facility fee shall be made pro rata according to the respective Commitment Percentages of the relevant L/C Participants.

(b)          All payments to be made by the Borrower hereunder or under the Pricing Agreement, whether on account of interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the L/C Participants, at the Funding Office, in Dollars (or in the case of any reimbursement of an L/C Disbursement denominated in Euros, Euros) and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant L/C Participant promptly upon receipt in like funds as received, net of any amounts owing by such L/C Participant pursuant to Section 8.7. If any payment hereunder or under the Pricing Agreement becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(c)          Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder or under the Pricing Agreement that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the L/C Participants their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each L/C Participant to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the Applicable Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any L/C Participant against the Borrower.

2.12       Increased Costs.  (a) If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any L/C Participant or the Issuing Lender;

(ii)         subject any L/C Participant or the Issuing Lender to any Taxes (other than (A) Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any L/C Participant or the Issuing Lender any other condition affecting any Letter of Credit or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such L/C Participant or the Issuing Lender of participating in, issuing or maintaining such Letter of Credit or to reduce the amount of any sum received or receivable by such L/C Participant or the Issuing Lender hereunder in respect of such Letter of Credit or participation therein, then the Borrower will pay to such L/C Participant or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such L/C Participant or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

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(b)          If any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such L/C Participant’s or the Issuing Lender’s capital or on the capital of such L/C Participant’s or the Issuing Lender’s holding company, if any, as a consequence of, in the case of any L/C Participant, the participations in any Letter of Credit held by such L/C Participant, or any Letter of Credit issued by the Issuing Lender, to a level below that which such L/C Participant or the Issuing Lender or such L/C Participant’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such L/C Participant’s or the Issuing Lender’s policies and the policies of such L/C Participant’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such L/C Participant or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such L/C Participant or the Issuing Lender or such L/C Participant’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)          A certificate of an L/C Participant or the Issuing Lender setting forth the amount or amounts necessary to compensate such L/C Participant or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such L/C Participant or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)          Failure or delay on the part of any L/C Participant or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such L/C Participant’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate an L/C Participant or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such L/C Participant or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such L/C Participant’s or the Issuing Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.13         Taxes.  (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Transaction Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any applicable Requirements of Law (as determined in the good faith discretion of an applicable Withholding Agent (as defined below)) requires the deduction or withholding of any Indemnified Taxes or Other Taxes from any such payment (including, for the avoidance of doubt, any such payment made by the Borrower, the Administrative Agent or the Issuing Lender, or made or received by any L/C Participant or a beneficial owner of any L/C Participant or partner, member, beneficiary or settler of any L/C Participant), then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all such deductions (including deductions applicable to additional sums payable under this Section) the applicable L/C Participant receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower, the Administrative Agent, the Issuing Lender, or the applicable L/C Participant (any such person, a “Withholding Agent”) shall make such deduction or withholding, and (iii) the Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirement of Law.

(b)          In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

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(c)          The Borrower shall indemnify the Administrative Agent, each L/C Participant and the Issuing Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such L/C Participant or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed on amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by an L/C Participant or the Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of an L/C Participant or the Issuing Lender, shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          (i)          Each L/C Participant shall deliver to the Borrower (with a copy to the Administrative Agent), on or before the date on which such L/C Participant becomes an L/C Participant under this Agreement (and from time to time thereafter upon the request of the Borrower), whichever of the following is applicable:

(A)         duly completed copies of Internal Revenue Service Form W-8BEN;

(B)         duly completed copies of Internal Revenue Service Form W-8ECI;

(C)         duly completed copies of Internal Revenue Service Form W-9;

(D)         duly completed forms certifying that such L/C Participant is eligible for a reduced rate of United States federal withholding tax under any tax treaty; or

(E)         any other form prescribed by applicable Requirement of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirement of Law.

In addition, each L/C Participant agrees that it will deliver upon the Borrower’s or the Administrative Agent’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required by applicable Requirement of Law in order to confirm or establish the entitlement of such L/C Participant to a continuing exemption from United States federal withholding tax. Notwithstanding the foregoing, an L/C Participant shall not be required to deliver any form pursuant to this Section 2.13(e) that such L/C Participant is not legally able to deliver.

Each Withholding Agent shall be entitled to rely on the forms (if any) provided by an L/C Participant pursuant to this Section in making a determination of whether any tax is an “Excluded Tax” and whether to withhold for United States federal income tax purposes.

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(ii)         If a payment made to an L/C Participant under this Agreement, the Pricing Agreement or the Letters of Credit would be subject to U.S. federal withholding Tax imposed by FATCA if such L/C Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such L/C Participant shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such L/C Participant has or has not complied with such L/C Participant's obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f)          If the Administrative Agent or an L/C Participant determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such L/C Participant and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such L/C Participant, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such L/C Participant in the event the Administrative Agent or such L/C Participant is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any L/C Participant to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)          Each L/C Participant and Issuing Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such L/C Participant or Issuing Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such L/C Participant’s failure to comply with the provisions of Section 9.6(c)(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such L/C Participant or Issuing Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, the Pricing Agreement or any Letters of Credit, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any L/C Participant or Issuing Lender by the Administrative Agent shall be conclusive absent manifest error. Each L/C Participant and Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such L/C Participant and Issuing Lender under this Agreement, the Pricing Agreement or any Letters of Credit or otherwise payable by the Administrative Agent to the L/C Participant or Issuing Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h)          The agreements in this Section shall survive the termination of this Agreement and all amounts payable under this Agreement.

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2.14         Change of Office.  The Issuing Lender and each L/C Participant agree that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to the Issuing Lender or such L/C Participant, as applicable, the Issuing Lender or such L/C Participant, as applicable, will use reasonable efforts (subject to overall policy considerations of the Issuing Lender or such L/C Participant, as applicable) to designate another office for the issuance of any Letters of Credit or the funding by L/C Participants of participations in accordance with Section 2.3(a) affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of the Issuing Lender or such L/C Participant, as applicable, cause the Issuing Lender or such L/C Participant, as applicable, and its applicable office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of the Issuing Lender or any L/C Participant pursuant to Section 2.12 or 2.13(a).

2.15         Change of Control.  Upon the occurrence of a Change of Control, the Borrower shall, within 30 days after such occurrence, offer (a “Change of Control Offer”) to deposit in a cash collateral account (the “Cash Collateral Account”) with the Administrative Agent for its benefit and for the benefit of the L/C Participants an amount equal to 100% of the sum of the aggregate then undrawn and unexpired amount of Letters of Credit plus any then accrued and unpaid fees (including amounts owed under Section 2 of the Pricing Agreement) (the “Cash Collateral Amount”), which offer shall be accepted (or rejected) within five Business Days of such offer by the Required L/C Participants and shall be deemed rejected if not accepted within such five Business Day period. Within five Business Days of acceptance of the Change of Control Offer, the Borrower shall deposit the Cash Collateral Amount in the Cash Collateral Account. The Cash Collateral Amount in the Cash Collateral Account shall be held by the Administrative Agent as collateral for the payment and performance of the Borrower’s obligations under this Agreement and shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower then due and payable hereunder and under the other Transaction Documents. Within five Business Days after such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Transaction Documents shall have been paid in full, the balance, if any, in the Cash Collateral Account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be as described in clauses (a) through (e) of Permitted Investments (at the Borrower’s risk and expense), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Cash Collateral Account.

2.16         Pricing Agreement.  The L/C Participants hereby acknowledge, and agree to, the terms of the Pricing Agreement.

2.17         Replacement of L/C Participants.  If any L/C Participant requests compensation under Section 2.12 or if the Borrower is required to pay any additional amount to any L/C Participant or any Governmental Authority for the account of any L/C Participant pursuant to Section 2.13, then the Borrower may, at its sole expense and effort, upon notice to such L/C Participant and the Administrative Agent, require such L/C Participant to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another L/C Participant, if a L/C Participant accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Lender, which consent shall not unreasonably be withheld or delayed, (ii) such L/C Participant shall have received payment of all amounts owing to it hereunder and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments. A L/C Participant shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such L/C Participant or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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2.18         Cash Collateralization.  If on any Calculation Date, the L/C Exposure exceeds the Total Commitments, the Borrower shall, on such date, reimburse any outstanding L/C Disbursements or cash collateralize the L/C Exposure in accordance with the provisions of Section 2.15 such that, after giving effect to such reimbursement and/or cash collateralization, the L/C Exposure does not exceed the Total Commitments.

SECTION 3.          REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the L/C Participants and the Issuing Lender to enter into this Agreement and to issue or participate in any Letter of Credit, each of Holdings and the Borrower, hereby represents and warrants to the Administrative Agent and each L/C Participant that:

3.1           Organization; Powers.  Each Group Member is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.2           Authorization; Enforceability.  The Transactions are within the powers of each Group Member and have been duly authorized by all necessary actions. The Transaction Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to Legal Reservations.

3.3           Disclosure.  Each Group Member has disclosed to the L/C Participants all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of Holdco or any of its Subsidiaries to the Administrative Agent or any L/C Participant in connection with the negotiation of this Agreement or any other Transaction Document (as modified or supplemented by other information so furnished) contained when furnished any material misstatement of fact or omitted when furnished to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date (it being understood that projections are inherently uncertain and that actual results may differ from the projections and such difference may be material).

3.4           Financial Condition; No Material Adverse Change.

(a)           The Holdco Group has furnished the L/C Participants with copies of the (i) audited consolidated and consolidating financial statements of the Business for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010 and (ii) the unaudited consolidated and consolidating financial statements of the Business for the fiscal quarter ended March 31, 2011. Such financial statements present fairly, in accordance with GAAP, the financial condition and results of operations of the Business, on a consolidated basis as of such dates and for each such period; such financial statements disclose all liabilities, direct or contingent, of the Business, as of the date thereof required to be disclosed by GAAP; such financial statements were prepared in a manner consistent with GAAP; and such quarterly financial statements are subject to normal year-end adjustments and the absence of footnotes.

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(b)           No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2010.

3.5           Capitalization and Subsidiaries.  Schedule 3.5 sets forth, as of the Closing Date, (a) a correct and complete list of the name and relationship to Holdco of each Group Member, (b) a true and complete listing of each class of authorized Equity Interests of each Group Member, of which all of such Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.5, and (c) the type of entity of each Group Member. All of such issued and outstanding Equity Interests have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable. Each of Holdco’s Domestic Subsidiaries is a Loan Party.

3.6           Government Approvals; No Conflicts.  The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made or as disclosed on Schedule 3.6 and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any material Requirement of Law (including, without limitation, Regulations T, U or X of the Board) applicable to any Group Member, (c) except as set forth on Schedule 3.6, to the knowledge of each Group Member, will not violate or result in a material default under any indenture, agreement or other instrument binding upon any Group Member or its assets, or give rise to a right thereunder to require any payment to be made by any Group Member, and (d) will not result in the creation or imposition of any Lien on any asset of any Group Member except Liens created pursuant to the Loan Documents or the Secured Notes Documents.

3.7           Compliance with Law; No Default.  (a) Except for matters which could not reasonably be expected to have a Material Adverse Effect, each Group Member is in compliance with all material Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property and (b) each Group Member is in compliance with all foreign and domestic laws, rules and regulations (including the Patriot Act) foreign exchange control regulations, foreign asset control regulations and other trade related regulations) now or hereafter applicable to each Letter of Credit, the transactions underlying such Letter of Credit or the Borrower’s execution, delivery and performance of this Agreement. No Default has occurred and is continuing.

3.8           Litigation and Environmental Matters.

(a)           Other than set forth on Schedule 3.8, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Holdco Group or any of its properties, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which is reasonably likely to be determined adversely and, if so determined adversely would have a Material Adverse Effect.

(b)           Except for matters which could not reasonably be expected to have a Material Adverse Effect (i) the operations of the Loan Parties comply in all material respects with all applicable Environmental Laws; (ii) to the knowledge of each of Holdings and the Borrower, none of the operations of the Loan Parties is the subject of any Federal or state investigation evaluating, or any third party claim regarding, the need for remedial action involving an expenditure by the Loan Parties to respond to a release of any Hazardous Materials into the environment; and (iii) to the knowledge of each of Holdings and the Borrower, the Loan Parties do not have any material Environmental Liability.

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3.9           Insurance.  All policies of insurance of any kind or nature owned by or issued to the Holdco Group, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance, are or will be in full force and effect as of the Closing Date and at all times thereafter and are of a nature and provide such coverage as is sufficient for and customarily carried by companies of the size and character of the Business.

3.10          Taxes.  Each Group Member has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Group Member has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

3.11         Use of Proceeds.  The Letters of Credit shall be used for working capital and for other general corporate purposes of the Loan Parties.

3.12         Labor Relations.

(a)           Except as disclosed on Schedule 3.12(a), no Group Member is presently a party to any collective bargaining agreement or other similar contract.

(b)           Except as disclosed on Schedule 3.12(b) and for matters which, in the aggregate, if determined adversely to the Holdco Group, would not have a Material Adverse Effect, there is not presently pending and, to the best knowledge of the Borrower, there is not threatened any of the following:

(i)           any strike, slowdown, picketing, work stoppage or other labor dispute;

(ii)          any proceeding against or affecting the Holdco Group relating to the alleged violation of any applicable law pertaining to labor relations or before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Holdco Group;

(iii)         any lockout of any employees by any Group Member;

(iv)         any application for the certification of collective bargaining representation; or

(v)           any failure by any Group Member to comply with all applicable law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

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3.13         ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, together with all other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

3.14         Investment Company Status.  No Loan Party and no Subsidiary of a Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

3.15         Properties.

(a)           As of the Closing Date, Schedule 3.15(a) sets forth the address of each parcel of real property that is owned or leased by each Loan Party and, in the case of each leased real property, lists the applicable leases, subleases, and any amendments, supplements or modifications thereof, and all recorded copies, memoranda, short forms and all nondisturbance agreements relating thereto. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists, except, in each case, as could not reasonably be expected to have a Material Adverse Effect. Each Group Member has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.3, except where the failure to have such good and indefeasible title or such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect.

(b)           Each Group Member owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted. To the best of the Borrower’s knowledge, the use thereof by the Holdco Group does not infringe in any material respect upon the rights of any other Person.

3.16         Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date, each Loan Party will be Solvent.

SECTION 4.          CONDITIONS PRECEDENT

4.1           Closing Conditions.  The agreement of the Issuing Lender to issue Letters of Credit on the Closing Date is subject to the satisfaction in accordance with Section 9.1 of the following conditions precedent:

(a)          Transaction Documents. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, each L/C Participant and the Borrower and (ii) the Pricing Agreement executed and delivered by the Administrative Agent and the Borrower.

(b)          Financial Statements. The L/C Participants shall have received the financial statements referenced in Section 3.4.

(c)          Approvals. All governmental and third party approvals necessary in connection with the execution, delivery and performance by the Borrower of the Transaction Documents shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(d)          Fees. The L/C Participants and the Administrative Agent shall have received all fees required to be paid, if any (including all amounts payable pursuant to Section 2 of the Pricing Agreement), and all expenses then due and payable pursuant to Section 9.5 for which invoices have been presented at least two Business Days in advance (including the reasonable fees, expenses and disbursements of legal counsel), on or before the Closing Date.

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(e)          Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a customary closing certificate of each Loan Party, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long-form good standing certificate for each Loan Party from its jurisdiction of organization.

(f)          Legal Opinions. The Administrative Agent shall have received the legal opinion of Lowenstein Sandler PC, in form and substance reasonably satisfactory to the Administrative Agent. Such legal opinion shall cover such other matters incident to the transactions contemplated by the Transaction Documents as the Administrative Agent may reasonably require.

(g)          Reserved.

(h)          Guaranty. The Administrative Agent shall have received the Guaranty executed and delivered by the Administrative Agent and each Guarantor as of the Closing Date.

(i)           Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Transaction Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(j)          No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the issuance of any Letter of Credit requested to occur on such date.

4.2          Conditions Precedent to Ongoing Availability.  The agreement of the Issuing Lender to issue, extend or increase Letters of Credit at any time after the Closing Date is subject to satisfaction of the following conditions precedent:

(a)          Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Transaction Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)          No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the issuance of any Letter of Credit requested to occur on such date.

SECTION 5.          AFFIRMATIVE COVENANTS

Until all Letters of Credit have expired or been terminated and the principal of and interest on the Credit Obligations and all fees payable under any Transaction Documents shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the L/C Participants that:

5.1          Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each of the L/C Participants:

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(a)          as soon as available and in any event within 90 days after the end of each fiscal year of Holdco, the audited consolidated and unaudited consolidating balance sheets of the Holdco Group and related consolidated and consolidating statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, such consolidated statements reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Holdco Group on a consolidated basis in accordance with GAAP consistently applied.

(b)          as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdco, the consolidated and consolidating balance sheets of the Holdco Group and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of Holdco as presenting fairly in all material respects the financial condition and results of operations of the Holdco Group on a consolidated basis in accordance with GAAP consistently applied subject to normal year-end audit adjustments and the absence of footnotes;

(c)          concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of Holdco in substantially the form of Exhibit E (i) certifying that no Default or Event of Default has occurred, or, if such a Default or Event of Default or event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the provisions of Section 6.12, if applicable; provided that for any fiscal year and quarter in which the Borrower is not subject to the provisions of Section 6.12, the requirements under this paragraph (c) shall be satisfied by the delivery of a copy of the compliance certificate provided by the Borrower or Holdco under the ABL Facility;

(d)          promptly after the same become publicly available, except to the extent available on the website of the SEC at http://www.sec.gov, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said commission, or with any national securities exchange;

(e)          promptly after the request by any L/C Participant, all documentation and other information that such L/C Participant reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(f)          promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdco Group, or compliance with the terms of any material loan or financing agreements as the Administrative Agent, at the request of any L/C Participant, may reasonably request.

5.2          Notice of Material Events. The Borrower will furnish to the Administrative Agent and each L/C Participant prompt notice of the following:

(a)          the occurrence of any Default;

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(b)          receipt of any notice of any investigation by any Governmental Authority or any litigation or proceeding commenced or threatened against any Group Member that (i) seeks damages in excess of $15,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Group Member, (v) contests any tax, fee, assessment, or other governmental charge in excess of $10,000,000, or (vi) involves any product recall that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(c)           as soon as available and in any event (A)within 30 days after a Loan Party or any of its ERISA Affiliates knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Single Employer Plan of such Loan Party or such ERISA Affiliate has occurred and (B)within 10 days after a Loan Party or any of its ERISA Affiliates knows or has reason to know that any other Termination Event with respect to any such Plan has occurred, a statement of a Financial Officer of the Borrower describing the full details of such Termination Event;

(d)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Holdco Group in an aggregate amount exceeding $10,000,000;

(e)          promptly and in any event within 10 days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the PBGC, copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC’s intention to terminate any Single Employer Plan of such Loan Party or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

(f)          if requested by the Administrative Agent, promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan of any Loan Party or any of its ERISA Affiliates;

(g)          within 10 days after notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA of the failure of any Loan Party or any of its ERISA Affiliates to make timely payments to a Plan, a copy of any such notice filed;

(h)          promptly and in any event within 10 days after receipt thereof by any Loan Party or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by any Loan Party or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or which may be incurred, by any Loan Party or any ERISA Affiliate in connection with any event described in clause (A), (B) or (C) above; and

(i)          any other development that results in, or could reasonably expected to result in, a Material Adverse Effect.

5.3          Existence; Conduct of Business.  Each Group Member will (i) do or cause to be done (A) all things necessary to preserve, renew and keep in full force and effect its legal existence and (B) all commercially reasonable things necessary to preserve, renew and keep in full force and effect the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits necessary and material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.2 and (ii) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, except in each case where the failure to do so (x) is no longer necessary, in the reasonable judgment of Holdco and (y) could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

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5.4           Insurance.  Each Group Member will maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Loan Parties will furnish to the L/C Participants, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

5.5           Payment of Obligations.  Each Group Member will pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Group Member has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.6           Compliance With Laws.  Each Group Member will comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.7           Maintenance of Properties.  Each Group Member will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.8           Books and Records; Inspection Rights.  Each Group Member will:

(a)           maintain or cause to be maintained at all times true and complete books and records in a manner consistent with GAAP of their operations; and provide the Administrative Agent and its representatives access to all such books and records during regular business hours, in order that the Administrative Agent may upon reasonable prior notice examine and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports, delivered by the Loan Parties to the Administrative Agent or the L/C Participants pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement.

(b)           permit any representatives designated by the Administrative Agent or any L/C Participant (including employees of the Administrative Agent, any L/C Participant or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(c)           grant access to and the right to inspect all final reports, final audits and other similar internal information of the Holdco Group relating to environmental matters upon reasonable notice, and obtain any third party verification of matters relating to compliance with Environmental Laws and regulations reasonably requested by the Administrative Agent at any time and from time to time; provided, however, that access to materials protected by attorney-client privilege need not be provided.

5.9           [Reserved].

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5.10         [Reserved].

5.11         Additional Guarantors.  Subject to applicable law, (i) Holdco shall cause each of its Domestic Subsidiaries formed or acquired after the date of this Agreement to become a Loan Party by executing an assumption agreement to the Guaranty in form and substance satisfactory to the Administrative Agent and (ii) Holdings shall cause any Person that Guarantees the ABL Facility to become a Loan Party hereunder. Upon execution and delivery thereof, each such Person shall automatically become a Subsidiary Guarantor and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Transaction Documents.

SECTION 6.          NEGATIVE COVENANTS

Until all Letters of Credit have expired or terminated and the principal of and interest on the Credit Obligations and all fees, expenses and other amounts payable under any Transaction Document have been paid in full, each of Holdings and the Borrower covenants and agrees with the L/C Participants that:

6.1           Liens.  No Group Member will create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, other than:

(a)          Liens on any property or any assets of any Group Member existing on the ABL Closing Date as reflected on Schedule 6.1; provided that (i) such Lien shall not apply to any other property or asset of such Group Member (other than after acquired property affixed thereto or incorporated therein and proceeds or products thereof) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and Permitted Refinancing Indebtedness with respect thereto;

(b)          Liens created pursuant to the Loan Documents or the Secured Notes Documents;

(c)          Permitted Liens;

(d)          Liens on fixed or capital assets acquired, constructed, repaired or improved by any Group Member; provided that (i) such security interests secure Indebtedness permitted by Section 6.3(d), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (iii) such security interests shall not apply to any other property or assets of such Group Member;

(e)          Liens arising from precautionary UCC financing statements regarding operating leases;

(f)          Liens existing on any property or asset prior to the acquisition thereof by any Group Member (including, without limitation, in connection with a Permitted Acquisition) or existing on any property or asset of any Person that becomes a Group Member after the date hereof prior to the time such Person becomes a Group Member; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Group Member, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Group Member (other than after acquired property affixed thereto or incorporated therein and proceeds or products thereof) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Group Member, as the case may be and Permitted Refinancing Indebtedness with respect thereto;

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(g)          Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(h)          Liens securing obligations owing to a Group Member;

(i)           Liens on property of any Foreign Subsidiary, which Liens secure Indebtedness of the applicable Foreign Subsidiary permitted under Section 6.3(g);

(j)           Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute ABL Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under Section 6.3 (other than Section 6.3(g));

(k)          Liens on cash collateral securing letters of credit permitted under Section 6.3(n);

(l)          other Liens so long as neither the value of the property subject to such Liens, nor the Indebtedness and other obligations secured thereby, exceed $25,000,000 in the aggregate; and

(m)         Liens on the ABL Collateral securing Indebtedness permitted under clause (ii) or clause (iii) of Section 6.3(b)or under Section 6.3(q).

6.2          Fundamental Changes.

(a)          No Group Member will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into Holdco in a transaction in which Holdco is the surviving corporation; (ii) any Group Member (other than Holdco) may merge into any other Group Member in a transaction in which the surviving entity is a Group Member (provided that if any party to any such transaction is (A) a Loan Party, the surviving entity of such transaction shall be a Loan Party, (B) a Domestic Subsidiary, the surviving entity of such transaction shall be a Domestic Subsidiary and (C) the Borrower, the surviving entity of such transaction shall be the Borrower); (iii) any Subsidiary (other than the Borrower) may liquidate or dissolve if Holdco determines in good faith that such liquidation or dissolution is in the best interests of the Holdco Group and is not materially disadvantageous to the L/C Participants; and (iv) any Permitted Acquisition or disposition permitted by Section 6.6 may be effected by way of a merger or consolidation of a Subsidiary.

(b)          No Group Member will engage in any business other than the Business and businesses reasonably related thereto.

(c)          Holdco will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of Foreign Holdco and the Domestic Subsidiaries and activities incidental thereto. Foreign Holdco will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Foreign Subsidiaries and activities incidental thereto.

6.3          Indebtedness.  No Group Member will create, incur or suffer to exist any Indebtedness, except:

(a)          Indebtedness existing on the ABL Closing Date and set forth on Schedule 6.3 and Permitted Refinancing Indebtedness with respect thereto and certain intercompany indebtedness set forth on Schedule 6.3 under the title “Closing Date Intercompany Indebtedness” existing on the Closing Date and Permitted Refinancing Indebtedness with respect thereto;

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(b)          (i) Indebtedness under the Loan Documents and the Transaction Documents, (ii) Permitted Refinancing Indebtedness (other than under the Secured Notes Documents) incurred to Refinance Indebtedness under the L/C Facility Documents and (iii) Permitted Refinancing Indebtedness incurred to Refinance Indebtedness incurred pursuant to clause (ii) or this clause (iii);

(c)          Indebtedness of any Subsidiary to Holdco or any other Subsidiary, provided that Indebtedness of any Subsidiary that is not a Loan Party to Holdco or any Subsidiary that is a Loan Party shall be subject to Section 6.5;

(d)          (i) Indebtedness incurred subsequent to the ABL Closing Date secured by purchase money Liens (including Capitalized Leases), (ii) Indebtedness of a Person that becomes a Group Member after the ABL Closing Date, provided that such Indebtedness is not created in contemplation thereof, and (iii) Permitted Refinancing Indebtedness in respect of Indebtedness described in (i) and (ii), in an aggregate amount for (i), (ii) and (iii) not to exceed $35,000,000;

(e)          Indebtedness owed to any bank in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;

(f)          Indebtedness incurred in connection with foreign exchange contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign exchange rates and interest rate swap, cap or collar agreements and interest rate future or option contracts designed to hedge against fluctuations in foreign interest rates, in each case to the extent that such agreement or contract is entered into in the ordinary course of business;

(g)          Indebtedness of Foreign Subsidiaries not otherwise described herein, not exceeding the aggregate principal amount of €75,000,000 or the equivalent of such amount at any one time outstanding;

(h)          Indebtedness consisting of (i) Guarantees by any Loan Party of the Indebtedness of any other Loan Party, (ii) Guarantees by any Group Member that is not a Loan Party of the Indebtedness of any other Group Member that is not a Loan Party, or (iii) to the extent permitted by Section 6.5, Guarantees by any Loan Party of the Indebtedness of any other Group Member, in each case to the extent the Indebtedness so guaranteed is permitted under the Agreement;

(i)          in each case to the extent (if any) that such obligations constitute Indebtedness, (a) customary indemnification obligations, purchase price or other similar adjustments in connection with acquisitions and dispositions permitted under the Agreement, (b) reimbursement or indemnification obligations owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, (c) obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business, (d) obligations for deferred payment of insurance premiums, (e) take-or-pay obligations contained in supply arrangements; provided, in each case, that such obligation arises in the ordinary course of business and not in connection with the obtaining of financing;

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(j)          Indebtedness in an aggregate principal amount not in excess of $15,000,000 at any time consisting of promissory notes to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests;

(k)          Indebtedness in an aggregate principal amount not in excess of $15,000,000 at any time consisting of obligations under deferred compensation or other similar arrangements incurred in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l)           Indebtedness supported by a letter of credit issued under the ABL agreement, in a principal amount not to exceed the face amount of such letter of credit;

(m)          Indebtedness of Seojin in an aggregate principal amount not in excess of KRW 75,000,000,000 at any time;

(n)          [Reserved];

(o)          other Indebtedness of the Holdco Group in an aggregate principal amount not in excess of $25,000,000 at any time;

(p)          so long as at the time and after giving effect thereto, the Incurrence Test is met, other Indebtedness of any Loan Party; and

(q)          (i) Indebtedness incurred under the Secured Notes Indenture, (ii) Indebtedness incurred pursuant to an issuance of high yield notes in aggregate amount not to exceed $50,000,000, which notes qualify as “Additional Notes” under the Secured Notes Indenture and (iii) Permitted Refinancing Indebtedness incurred to Refinance Indebtedness permitted pursuant to clause (i), (ii) or this clause (iii).

6.4           Sale and Lease-back Transactions.  No Group Member will enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal or mixed, used or useful in its business, whether now owned or hereafter required, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.6 and (b) any Capitalized Leases or Liens arising in connection therewith are permitted by Section 6.1 and Section 6.3.

6.5           Investment, Loans and Advances.  No Group Member will purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances or capital contributions to, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing, “Investments”), except:

(a)          (i) Investments by Holdco and the Subsidiaries existing on the ABL Closing Date in the Equity Interests of the Subsidiaries and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 6.5) and (ii) additional Investments by Holdco and the Subsidiaries in the Equity Interests of the Subsidiaries; provided that (A) the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Subsidiary Guarantors shall not exceed $100,000,000 at any time outstanding less the amount of Investments made pursuant to clause (p) of this Section 6.5 and (B) if such Investment shall be in the form of a loan or advance to a Loan Party, such loan or advance shall be unsecured;

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(b)          Permitted Investments;

(c)          Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers, licensors, licensees and suppliers, in each case in the ordinary course of business;

(d)          loans and advances in the ordinary course of business to employees, officers and directors so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,000,000;

(e)          Permitted Acquisitions;

(f)          Investments existing on the ABL Closing Date and certain intercompany Investments existing on the Closing Date, in each case as set forth on Schedule 6.5 and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 6.5);

(g)          extensions of trade credit in the ordinary course of business;

(h)          Investments made as a result of the receipt of non-cash consideration from a sale, transfer or other disposition of any asset in compliance with Section 6.6;

(i)          intercompany loans and advances to Holdings to the extent that Holdco may pay dividends to Holdings pursuant to Section 6.7 (and in lieu of paying such dividends); provided that such intercompany loans and advances (i) shall be made for the purposes, and shall be subject to all the applicable limitations set forth in, Section 6.7 and (ii) shall be unsecured;

(j)          notes from employees of Holdco and its Subsidiaries in connection with such employees’ acquisition of shares of Holdings common Equity Interests so long as no cash is actually advanced by Holdings or any of its Subsidiaries in connection with any such acquisition;

(k)          additional Investments by Holdco and its Subsidiaries, so long as such Investments are made with the proceeds of any substantially contemporaneous issuance of Equity Interests by Holdco or any direct or indirect parent of Holdco to the extent such proceeds shall have actually been received by Holdco;

(l)           [Reserved];

(m)          Investments of any Person existing at the time such Person becomes a Subsidiary of Holdco or consolidates or merges with Holdco or any of its Subsidiaries (including, without limitation, in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(n)          investments in the ordinary course of business consisting of endorsements for collection or deposit;

(o)          in addition to Investments permitted by paragraphs (a) through (n) above, additional Investments by Holdco and the Subsidiaries so long as the aggregate amount invested, loans or advanced pursuant to this paragraph (o) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $50,000,000 in the aggregate; and

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(p)          Investments in non-Subsidiary joint ventures up to an aggregate amount of (i) $100,000,000 less (ii) the amount of Investments made as described in part (B) of the proviso to clause (a) of this Section 6.5.

6.6           Disposition of Assets.  No Group Member will sell or otherwise dispose of any assets (including, without limitation, the capital stock of any Subsidiary), except for:

(a)          sales of inventory, fixtures and equipment in the ordinary course of business;

(b)          dispositions of surplus, obsolete, negligible or uneconomical assets including plants currently shut down or shut down in the future;

(c)          intercompany sales or other intercompany transfers of assets among Group Members all of which are Loan Parties, none of which are Loan Parties, from Group Members which are not Loan Parties to Group Members that are Loan Parties and other intercompany transfers in an aggregate amount not to exceed $15,000,000 from Group Members that are Loan Parties to Group Members that are not Loan Parties;

(d)          each of Holdco and its Subsidiaries may sell, discount, or otherwise dispose of accounts receivable in connection with the compromise or collection thereof, and not as part of any transaction, the primary purpose of which is to provide financing for Holdco and its Subsidiaries;

(e)          each Foreign Subsidiary may sell, discount or otherwise dispose of accounts receivable in connection with any transaction, the primary purpose of which is to provide financing for such Foreign Subsidiary, provided that the aggregate amount of all such financings shall not exceed a principal amount of €50,000,000, or the equivalent of such amount, at any one time outstanding; provided, further, that the amount of any such financing shall be deemed to be Indebtedness hereunder and shall not exceed the total amount of Indebtedness permitted to be incurred pursuant to Section 6.3(g);

(f)          each of Holdco and its Subsidiaries may grant licenses, sublicenses, leases or subleases in the ordinary course of business to other Persons not materially interfering with the conduct of the business of Holdco or any of its Subsidiaries;

(g)          sales, transfers and dispositions of (i) Investments (excluding Investments in the Equity Interests of any Subsidiary) permitted by clauses (b), (c), (k) and (o) of Section 6.5 and (ii) other Investments to the extent required by or made pursuant to customary buy/sell arrangements made in the ordinary course of business between the parties to agreements related thereto; provided, in each case, that such sales, transfer or dispositions are made for fair value and for at least 80% cash consideration;

(h)          dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Group Member or its Subsidiaries;

(i)          sales, transfers and dispositions to the extent necessary to effect a transaction otherwise permitted under Section 6.2; provided that if in connection with such transaction the direct or indirect interest of Holdco in a Group Member is reduced, such transaction shall be treated as a disposition of such interest to the extent of such reduction for purposes of this Section 6.6 which is permitted if and only if permitted by a clause other than this clause (i);

(j)          Holdco and its Subsidiaries may sell the assets described on Schedule 6.6(j);

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(k)         sales in arm’s length transactions, at fair market value and for at least 80% cash consideration, in an aggregate amount not to exceed $75,000,000;

(l)          other sales of assets having a fair market value not in excess of $20,000,000 in the aggregate; and

(m)         sales of assets not constituting ABL Collateral and otherwise permitted by the Secured Notes Indenture as in effect on the Closing Date.

6.7          Restricted Payments; Restrictive Agreements.

(a)          No Group Member will declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any of Holdco’s Subsidiaries may declare and pay dividends or make other distributions ratably to its equity holders, (ii) beginning on July 1, 2008 and except during a Trigger Period, so long as no Default shall have occurred and be continuing or would result therefrom, Holdco may, or may make distributions to Holdings so that Holdings may, repurchase its Equity Interests owned by employees, officers, directors or consultants of Holdings, Holdco or the Subsidiaries or make payments to employees, officers, directors or consultants of Holdings, Holdco or the Subsidiaries in connection with the exercise of stock options (including for purposes of paying tax withholding applicable to stock option exercises), stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death, disability, retirement or termination of such employees in an amount not to exceed $50,000,000 in aggregate (plus the amount of Net Cash Proceeds (x) received by Holdco subsequent to the ABL Closing Date from sales of Equity Interests of Holdco or, to the extent contributed to Holdco, any of Holdco direct or indirect parents, to directors, consultants, officers or employees of Holdco, any of its Subsidiaries or any direct or indirect parent of Holdco in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received by Holdco or its Subsidiaries), (iii) Holdco may make Restricted Payments to Holdings (x) in an amount not to exceed, when taken together with the aggregate amount of all loans or advances made pursuant to Section 6.5(i) for such purposes, $1,000,000 in any fiscal year to the extent necessary to pay general corporate and overhead expenses incurred by Holdings in the ordinary course of business and (y) in an amount necessary to pay Holdings Tax liabilities (in an assumed amount equal to the hypothetical tax liability of the holders of Equity Interests in Holdings, calculated at the maximum combined net Federal, State and local income tax rate applicable to any holder of an Equity Interest in Holdings, in respect of the net taxable income of the Holdco Group); provided that all Restricted Payments made to Holdings pursuant to clause (iii) shall be used by Holdings for the purpose specified herein within 25 days of the receipt thereof, (iv) Holdco may declare and pay dividends or make other distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests; provided that such additional Equity Interests shall not have any mandatory redemption or similar provisions, (v) Holdings and its Subsidiaries may make non-cash repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (vi) any Group Member may make any Restricted Payment if both immediately before and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing and (y) the First Priority Leverage Ratio does not exceed 2.25 to 1.00 on a Pro Forma Basis.

(b)          The Borrower will not, and Holdco will not permit any of its Subsidiaries to, create or otherwise cause or permit to exist or become effective any contractual encumbrance or restriction on the ability of any Subsidiary of Holdco to: (i) pay dividends or make any other distributions with respect to any of its Equity Interests to any Group Member, (ii) pay any Indebtedness or other obligations owed to any Group Member, (iii) make any loans or advances to any Group Member; or (iv) transfer any of its property or assets to any Group Member, in each case, except for Permitted Restrictions.

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6.8           Transactions with Affiliates.  Except for transactions by or among Loan Parties, no Group Member will sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) any Group Member may engage in any of the foregoing transactions with an Affiliate in the ordinary course of business at prices and on terms and conditions not less favorable to either such Group Member than could be obtained on an arm’s-length basis from unrelated third parties, (b) Restricted Payments may be made to the extent provided in Section 6.7, (c) fees, customary indemnities and reimbursements for out-of-pocket costs and expenses incurred by the Sponsor or any of its Affiliates may be paid to the Sponsor or any such Affiliates (directly or through Holdings) in an aggregate amount not to exceed $2,500,000 in any fiscal year (including, without limitation, amounts paid by Sponsor or any such Affiliates to employees, agents, professionals or consultants hired or retained by Sponsor or any such Affiliates (collectively, the “Consultants”), as payment for services rendered by such employees, agents, professionals and consultants for the benefit of a Group Member), in each case in connection with their performance of management, consulting, monitoring, financial advisory or other services with respect to Holdco and the Subsidiaries, provided that (i) no fees may be paid to the Sponsor or any of its Affiliates if at the time a Default exists (though any such unpaid fees may be paid after such Default no longer exists) and (ii) reimbursement of the Sponsor or any such Affiliates for amounts paid to Consultants retained by the Sponsor for the benefit of Holdco shall not count against the $2,500,000 limitation above, (d) Group Members may pay (directly or through Holdings) reasonable fees and out-of-pocket costs to directors of Holdco (or any direct or indirect parent thereof), and compensation and employee benefits to (and indemnities provided for the benefit of) directors, officers or employees of Holdco (or any direct or indirect parent thereof), in each case in the ordinary course of business, (e) Holdco and its Subsidiaries may enter into, and may make payments (directly or through Holdings) under, employment agreements, employee benefits plans, stock option plans, management incentive plans, indemnification provisions, severance arrangements, and other similar compensatory arrangements with officers, employees and directors of Holdco (directly or through Holdings) and its Subsidiaries in the ordinary course of business, (f) periodic allocations of overhead expenses among Holdco and its Subsidiaries may be made, (g) Group Members may make payments pursuant to tax sharing agreements among Holdco (and any direct or indirect parent thereof), and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdco and its Subsidiaries, (h) any issuances of securities or other payments (directly or through Holdings), awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options, management investment plans and stock ownership plans approved by Holdco (or its direct or indirect parent company’s) or Holdco’s board of directors shall be permitted, and (i) transactions pursuant to permitted agreements in existence on the ABL Closing Date and listed on Schedule 6.8, or any amendment thereto to the extent such an amendment is not adverse to the L/C Participants in any material respect, shall be permitted.

6.9           Limitations On Hedging Agreements.  No Group Member will enter into any Hedging Agreement other than (a) any such agreement or arrangement entered into in the ordinary course of business and consistent with prudent business practice to hedge or mitigate risks to which a Group Member is exposed in the conduct of its business or the management of its liabilities or (b) any such agreement entered into to hedge against fluctuations in interest rates or currency incurred in the ordinary course of business and consistent with prudent business practice; provided that in each case such agreements or arrangements shall not have been entered into for speculative purposes.

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6.10        Other Indebtedness.  No Group Member will permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of Holdco or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional rights on the holder of such Indebtedness in a manner materially adverse to Holdco, any of the Subsidiaries or the L/C Participants.

6.11        [Reserved]

6.12        Fixed Charge Coverage Ratio.  At all times during each period that the Borrower shall be subject to a Fixed Charge Coverage Ratio test under the ABL Facility, the Fixed Charge Coverage Ratio will not be less than 1.00 to 1.00.

SECTION 7.          EVENTS OF DEFAULT

7.1          Events of Default.  In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period, if any, specified below with respect thereto (each, an “Event of Default”):

(a)          any representation or warranty made by any Loan Party in any Transaction Document or in connection with the Transaction Documents or the credit extensions hereunder or any statement or representation made in any report, financial statement, certificate or other document furnished by any Loan Party to the Administrative Agent or any L/C Participant under or in connection with the Transaction Documents, shall prove to have been false or misleading in any material respect when made or delivered; or

(b)          default shall be made in the payment of any (i) fees, interest or other amounts payable under the Transaction Documents when due (other than amounts set forth in clause (ii) hereof), and such default shall continue unremedied for more than three (3) Business Days or (ii) principal of any Reimbursement Obligations or cash collateralization in respect of Letters of Credit, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

(c)          default shall be made by any Group Member in the due observance or performance of any covenant, condition or agreement contained in Section 5.2(a) or Section 6 hereof; or

(d)          default shall be made by any Group Member in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of the Transaction Documents and such default shall continue unremedied for more than thirty (30) days after the earlier of (i) the date on which the Administrative Agent provides notice thereof to such Group Member and (ii) the first date on which a Financial Officer of any Group Member has knowledge thereof; or

(e)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, Holdco or any Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary), or of a substantial part of the property or assets of Holdings, Holdco or a Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, Holdco or any Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary) or for a substantial part of the property or assets of Holdings, Holdco or a Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary) or (iii) the winding-up or liquidation of Holdings, Holdco or any Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

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(f)          Holdings, Holdco or any Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (e) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, Holdco or any Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary) or for a substantial part of the property or assets of Holdings, Holdco or any Subsidiary (other than a Liquidating Subsidiary or a Non-Material Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; or

(g)          (i) any Group Member shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(h)          [Reserved];

(i)          [Reserved];

(j)          any material provision of any Transaction Document shall, for any reason, cease to be valid and binding on any Loan Party purportedly bound thereby, or any Loan Party shall so assert in writing; or

(k)          [Reserved];

(l)          any judgment or order in excess of $35,000,000 (exclusive of any judgment or order the amounts of which are fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against any Group Member and shall remain unsatisfied and unstayed for 30 days; or

(m)          any non-monetary judgment or order shall be rendered against any Group Member which has or could reasonably be expected to have a Material Adverse Effect; or

(n)          any Termination Event described in clauses (c) or (d) of the definition of such term shall have occurred and any Lien arising as a result of such Termination Event shall have been perfected or any Person shall have obtained relief from the automatic stay to enforce such Lien or any Insufficiency; or

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(o)          (i) any Loan Party or any ERISA Affiliate thereof shall have been notified by the sponsor or trustee of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) such Loan Party or such ERISA Affiliate does not have reasonable grounds, in the reasonable opinion of the Administrative Agent, to contest such Withdrawal Liability and is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid by the Loan Parties and their ERISA Affiliates to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), could reasonably be expected to result in a Material Adverse Effect; or

(p)          any Loan Party or any ERISA Affiliate thereof shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if such reorganization or termination could reasonably be expected to result in a Material Adverse Effect; or

(q)          any Loan Party or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA (other than the failure to make any contribution for which a funding waiver has been applied for and not denied), and such failure could reasonably be expected to result in a Material Adverse Effect;

then in any such event, (A) if such event is an Event of Default specified in paragraphs (e) or (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and all other amounts owing under this Agreement and the other Transaction Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required L/C Participants, the Administrative Agent may, or upon the request of the Required L/C Participants, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required L/C Participants, the Administrative Agent may, or upon the request of the Required L/C Participants, the Administrative Agent shall, by notice to the Borrower, declare all amounts (with accrued interest thereon) owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the event that any Letter of Credit shall remain outstanding and shall not yet have been presented for honor with a drawing amount equal to the aggregate amount then available to be drawn thereunder at the time any Event of Default shall have occurred and be continuing and either such Event of Default is of the type specified in paragraphs (e) or (f) above or the Administrative Agent has taken the action referred to in clause (ii) of the preceding sentence, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent in the name of the Administrative Agent for its benefit and for the benefit of the L/C Participants and the Issuing Lender an amount equal to the sum of the aggregate then undrawn and unexpired amount of such Letter of Credit plus any then accrued and unpaid fees (including amounts owed under Section 2 of the Pricing Agreement). Amounts held in such cash collateral account shall be held by the Administrative Agent as collateral for the payment and performance of the Borrower’s obligations under this Agreement and shall be applied by the Administrative Agent to the payment of drafts drawn under such Letter of Credit, and the unused portion thereof after such Letter of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower then due and payable hereunder and under the other Transaction Documents. After such Letter of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Transaction Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such cash collateral account and the Borrower hereby grants the Administrative Agent a security interest in such cash collateral account. Other than any interest earned on the investment of such deposits, which investments shall be as described in clauses (a) through (e) of Permitted Investments (at the Borrower’s risk and expense), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such cash collateral account. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

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7.2           Remedies.  If at any time there shall occur and be continuing any action for a temporary restraining order, preliminary or permanent injunction, beneficiary wrongful dishonor action or the issuance or commencement of any similar order, action or event in connection with any Letter of Credit or this Agreement or any Drawing Document, which order, action or event may apply, directly or indirectly, to the Issuing Lender or which otherwise threatens to extend or increase the Issuing Lender’s contingent liability beyond the time, amount or other limit provided in such Letter of Credit or this Agreement then the Borrower shall, upon the Administrative Agent’s demand, deliver to the Administrative Agent, as additional security for the Credit Obligations, cash in an amount required by the Administrative Agent.

SECTION 8.          THE AGENT

8.1           Appointment; Authorization.  Each L/C Participant hereby irrevocably designates and appoints the Administrative Agent as the agent of such L/C Participant under this Agreement and the other Transaction Documents, and each such L/C Participant irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any L/C Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent.

8.2           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3           Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Transaction Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the L/C Participants for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Issuing Lender under or in connection with, this Agreement or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Issuing Lender shall be under any obligation to any L/C Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower.

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8.4           Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required L/C Participants (or, if so specified by this Agreement, all L/C Participants) as it deems appropriate or it shall first be indemnified to its satisfaction by the L/C Participants against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Transaction Documents in accordance with a request of the Required L/C Participants (or, if so specified by this Agreement, all L/C Participants), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the L/C Participants.

8.5           Notice of Default.  Neither the Administrative Agent nor the Issuing Lender shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from an L/C Participant or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the L/C Participants and may (but shall not be obligated to) publicly disclose the purported existence of such Default or Event of Default. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required L/C Participants (or, if so specified by this Agreement, all L/C Participants); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the L/C Participants.

8.6           Non-Reliance.  Each L/C Participant expressly acknowledges that neither the Administrative Agent nor the Issuing Lender nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by either the Administrative Agent or the Issuing Lender hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Issuing Lender to any L/C Participant. Each L/C Participant represents to the Administrative Agent and the Issuing Lender that it has, independently and without reliance upon the Administrative Agent, the Issuing Lender or any other L/C Participant, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each L/C Participant also represents that it will, independently and without reliance upon the Administrative Agent, the Issuing Lender or any other L/C Participant, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the L/C Participants by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any L/C Participant with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

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8.7           Indemnification.  The L/C Participants agree to indemnify each of the Administrative Agent and the Issuing Lender and each of their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Reimbursement Obligations shall have been paid in full, ratably in accordance with such Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Transaction Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no L/C Participant shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of all amounts payable hereunder.

8.8           Agent in Its Individual Capacity.  Each of the Administrative Agent and the Issuing Lender and each of their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such entity were not an administrative agent or issuing lender hereunder. With respect to any Letter of Credit issued or participated in by it, each of the Administrative Agent and the Issuing Lender shall have the same rights and powers under this Agreement and the other Transaction Documents as any L/C Participant and may exercise the same as though it were not an administrative agent or issuing lender hereunder, and the terms “L/C Participant” and “L/C Participants” shall include each of the Administrative Agent and the Issuing Lender in its individual capacity.

8.9           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the L/C Participants and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Transaction Documents, then the Required L/C Participants shall, with, so long as no Event of Default shall have occurred and be continuing, the consent of the Borrower, appoint from among the L/C Participants a successor agent for the L/C Participants, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the L/C Participants shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required L/C Participants appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

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SECTION 9.          MISCELLANEOUS

9.1          Amendments and Waivers.

(a)          Neither this Agreement, any other Transaction Document nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required L/C Participants and each Loan Party party to the relevant Transaction Document may, or, with the written consent of the Required L/C Participants, the Administrative Agent and each Loan Party party to the relevant Transaction Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Transaction Documents for the purpose of adding any provisions to this Agreement or the other Transaction Documents or changing in any manner the rights and obligations of the L/C Participants or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required L/C Participants or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Transaction Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount of any Reimbursement Obligation, reduce the stated rate of any fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any L/C Participant’s Commitment, in each case without the written consent of each L/C Participant directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any L/C Participant under this Section 9.1 without the written consent of such L/C Participant; (iii) reduce any percentage specified in the definition of Required L/C Participants or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of all L/C Participants; (iv) amend, modify or waive any provision of Section 8 or any other provision of this Agreement that affects the Administrative Agent without the written consent of the Administrative Agent; (v) amend, modify or waive any provision of Section 2 that directly and adversely affects the Administrative Agent without the written consent of the Administrative Agent; or (vi) amend, modify or waive any provision of Section 2 or of Exhibit A, in each case that directly and adversely affects the Issuing Lender, without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the L/C Participants and shall be binding upon the Loan Parties, the L/C Participants, the Issuing Lender and the Administrative Agent. In the case of any waiver, the Loan Parties, the L/C Participants and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Transaction Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

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(b)          Notwithstanding Section 9.1(a) or any other provision herein, the Borrower, the Administrative Agent and the L/C Participants agree that, so long as the ABL Facility is in effect, then if any term, covenant, condition or other provision contained in the ABL Facility is amended or modified, or the requisite “Lenders” under the ABL Facility grant any consent, waiver or approval with respect to any such term, covenant, condition or provision, and a corresponding term, covenant, condition or provision of such term, covenant, condition or provision is (x) contained in this Agreement or any other Transaction Document and (y) is the same as such term, covenant, condition or provision in the ABL Facility in all material respects, then such term, covenant, condition or provision contained in this Agreement or any other Transaction Document shall be deemed amended, modified or waived, as applicable, or the L/C Participants shall be deemed to have granted a similar consent or approval, to the same extent amended, modified, waived, consented to or approved of under the ABL Facility, effective hereunder or under the applicable Transaction Document from when such amendment, modification, waiver, consent or approval becomes effective thereunder, automatically and without any action necessary by the Borrower, the Administrative Agent or the L/C Participants; provided that the provisions of this sentence shall not apply to (i) any amendment, modification, waiver, consent, or approval that would affect the Administrative Agent, the Issuing Lender or the L/C Participants in their capacities as such materially different from the “Administrative Agent” or the “Issuing Lender” under the ABL Facility and (ii) any amendment, modification, waiver, consent or approval the effect of which is to (A) change the Commitment of any L/C Participant or subject any L/C Participant to any additional obligations, (B) reduce the amount of reimbursement obligations, the rate of interest or any fees payable under any of the Transaction Documents or (C) change the date fixed for payment of any reimbursement obligations, any interest or any fees hereunder. The Borrower agrees to provide the Administrative Agent and each L/C Participant with a draft of any such amendment, modification, waiver consent or approval as soon as practicable but no later than three (3) Business Days prior to the execution thereof, and an executed copy of such amendment, modification, waiver, consent or approval within three (3) Business Days of execution thereof. The Administrative Agent and the L/C Participants agree to execute and deliver promptly, and in any event within 30 days of the Borrower’s request to the Administrative Agent, a document in form and substance satisfactory to the Administrative Agent to reflect any such amendment, modification, waiver, consent or approval pursuant to this Section 9.1(b), provided, that the execution and delivery of such document shall not be a condition to the effectiveness of such amendment, modification, waiver, consent or approval. For purposes of this 9.1(b), “ABL Facility” shall mean the Amended and Restated Revolving Credit and Guaranty Agreement, dated as of June 13, 2011, by and among the Borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as such agreement or any replacement agreement as may be amended (including any amendment and restatement thereof), supplemented, replaced, renewed, refinanced, extended or otherwise modified from time to time to time, so long as the ABL Facility or the successor facility is an asset-based revolving facility with aggregate commitments in excess of $50,000,000.

9.2           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Issuing Lender, and as set forth in an administrative questionnaire delivered to the Administrative Agent (with a copy to the Borrower) in the case of the L/C Participants, or to such other address as may be hereafter notified by the respective parties hereto, provided that any material non-public information provided by the Borrower to the Administrative shall only be provided to the Designated Contact.

Borrower:	Tower Automotive Holdings USA, LLC
17672 N. Laurel Park Drive
Suite 400E
Livonia, Michigan 48152
Attn: James Gouin
Telecopy: (248) 675-6459

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with a copy to:	Lowenstein Sandler PC
1251 Avenue of the Americas
18th Floor
New York, New York 10020
Attn: Lowell A. Cintron, Esq.
Telecopy: (973) 422-6809

Administrative Agent, Issuing
Lender and Designated	Andrew C. Faherty
Contact:	JPMorgan Chase Bank, N.A.
4 New York Plaza, Floor 16
New York, New York 10004
Telecopy: (212) 623-4170
Telephone: (212) 623-1973
Email: Andrew.Faherty@jpmorgan.com

provided further that any notice, request or demand to or upon the Administrative Agent or the L/C Participants shall not be effective until received.

Notices and other communications to the L/C Participants hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable L/C Participant. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any L/C Participant, any right, remedy, power or privilege hereunder or under the other Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4           Survival of Representations and Warranties.  All representations and warranties made and indemnity obligations undertaken hereunder, in the other Transaction Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of extensions of credit hereunder.

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9.5           Payment of Expenses and Taxes, Indemnities.  (a) Subject to Section 5.5 of the Pricing Agreement, the Borrower agrees (a) to pay or reimburse the Administrative Agent and the Issuing Lender for all its reasonable, out of pocket costs and expenses incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Transaction Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each L/C Participant, the Issuing Lender and the Administrative Agent for all its reasonable, out of pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Transaction Documents and any such other documents, including the reasonable fees and disbursements of outside counsel to each L/C Participant and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each L/C Participant, the Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Transaction Documents and any other documents, and (d) to pay, indemnify, and hold each L/C Participant, the Issuing Lender and the Administrative Agent and their affiliates and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other losses, claims, damages, liabilities and related expenses including the fees, charges and disbursement of any counsel for the Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Transaction Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Holdco Group, or any Environmental Liability related in any way to the Holdco Group, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. All amounts due pursuant to the foregoing provisions of this Section 9.5 shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted at the address of the Borrower set forth in Section 9.2 or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of all amounts payable hereunder.

(b)          Section 9.5(a) shall apply to the Issuing Lender and each related Indemnitee notwithstanding the occurrence of any of the events specified in Section 2.5(a).

9.6           Successors and Assigns; Participations and Assignments.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each L/C Participant (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no L/C Participant may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)          (i) Subject to the conditions set forth in paragraph (b)(2) below, any L/C Participant may assign to one or more commercial banks having a total assets in excess of $2,000,000,000 (two billion dollars) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments) with the prior written consent, not to be unreasonably withheld, of:

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(A)         the Administrative Agent; and

(B)         so long as no Event of Default shall have occurred and be continuing, the Borrower (it being understood that the Borrower’s consent shall not be unreasonably conditioned or delayed).

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to an L/C Participant, an affiliate of an L/C Participant or an Approved Fund or an assignment of the entire remaining amount of the assigning L/C Participant’s Commitments, the amount of the Commitments of the assigning L/C Participant subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Administrative Agent and (unless an Event of Default shall have occurred and be continuing) the Borrower otherwise consent (it being understood that the Borrower’s consent shall not be unreasonably withheld, conditioned or delayed), provided that such amounts shall be aggregated in respect of each L/C Participant and its Affiliates or Approved Funds, if any;

(B)         (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning L/C Participant shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)         the Assignee, if it shall not be an L/C Participant, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)        Subject to acceptance and recording thereof pursuant to paragraph (b)(4) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of an L/C Participant under this Agreement, and the assigning L/C Participant thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning L/C Participant’s rights and obligations under this Agreement, such L/C Participant shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13 and 9.5). Any assignment or transfer by an L/C Participant of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such L/C Participant of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

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(iv)         The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the L/C Participants, and the Commitments of, principal amounts (and stated interest) and L/C Exposure of, each L/C Participant pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the L/C Participants may treat each Person whose name is recorded in the Register pursuant to the terms hereof as an L/C Participant hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any L/C Participant at any reasonable time and from time to time upon reasonable prior notice.

(v)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning L/C Participant and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be an L/C Participant hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          (i) Any L/C Participant may, without the consent of the Borrower, the Issuing Lender or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such L/C Participant’s rights and obligations under this Agreement (including all or a portion of its Commitments owing to it); provided that (A)  such L/C Participant’s obligations under this Agreement shall remain unchanged, (B) such L/C Participant shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other L/C Participants shall continue to deal solely and directly with such L/C Participant in connection with such L/C Participant’s rights and obligations under this Agreement. Any agreement pursuant to which an L/C Participant sells such a participation shall provide that such L/C Participant shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such L/C Participant will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each L/C Participant directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements of, Sections 2.12 and 2.13 to the same extent as if it were an L/C Participant and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were an L/C Participant, provided that such Participant shall be subject to Section 9.7(a) as though it were an L/C Participant. Each L/C Participant that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments or other obligations under this Agreement (the “Participant Register”); provided that no L/C Participant shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such L/C Participant shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

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(ii)         A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable L/C Participant would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. For the avoidance of doubt, any Participant that is a Non-U.S. L/C Participant shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Sections 2.13(e) and (f) as if it were an L/C Participant.

(d)          Any L/C Participant may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such L/C Participant, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release an L/C Participant from any of its obligations hereunder or substitute any such pledgee or Assignee for such L/C Participant as a party hereto.

9.7           Adjustments; Set-off.  (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular L/C Participant, if any L/C Participant (a “Benefited L/C Participant”) shall receive any payment of all or part of the Credit Obligations owing to it (other than in connection with an assignment made pursuant to Section 9.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other L/C Participant, if any, in respect of the Credit Obligations owing to such other L/C Participant, such Benefited L/C Participant shall purchase for cash from the other L/C Participants a participating interest in such portion of the Credit Obligations owing to each such other L/C Participant, or shall provide such other L/C Participants with the benefits of any such collateral, as shall be necessary to cause such Benefited L/C Participant to share the excess payment or benefits of such collateral ratably with each of the L/C Participants; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited L/C Participant, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)          In addition to any rights and remedies of the L/C Participants provided by law, each L/C Participant shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Credit Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), upon the occurrence and during the continuance of any Event of Default, to apply to the payment of such Credit Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such L/C Participant, or any of its respective branches or agencies to or for the credit or the account of the Borrower. Each L/C Participant agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such L/C Participant, provided that the failure to give such notice shall not affect the validity of such application.

9.8           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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9.10         Integration; Headings.  This Agreement and the other Transaction Documents represent the entire agreement of the Borrower, the Administrative Agent and the L/C Participants with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any L/C Participant relative to the subject matter hereof not expressly set forth or referred to herein or in the other Transaction Documents.

9.11        GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12        Submission to Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement, the other Transaction Documents to which it is a party, or any Letter of Credit, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Supreme Court of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; and

(f)          waives any claim for itself or its revenues or properties of any immunity from the jurisdiction of any court or from legal process (whether from service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) in respect of the Credit Obligations.

9.13        Acknowledgements.  The Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Transaction Documents;

(b)          neither the Administrative Agent nor the Issuing Lender nor any L/C Participant has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Transaction Documents, and the relationship between the Administrative Agent, the Issuing Lender and the L/C Participants, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

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(c)          no joint venture is created hereby or by the other Transaction Documents or otherwise exists by virtue of the transactions contemplated hereby among the L/C Participants or among the Borrower and the L/C Participants.

9.14         Confidentiality.  Each of the Administrative Agent, the Issuing Lender and the L/C Participants agrees to keep any information delivered or made available by any Loan Party to it confidential from anyone other than persons employed or retained by them who are or are expected to become engaged in evaluating, approving, structuring or administering this Agreement and the transactions contemplated hereby; provided that nothing herein shall prevent any of the foregoing parties from disclosing such information (a) to any of their employees, partners, officers, directors, agents, legal counsel, independent auditors, advisors or Affiliates (or to any of such Affiliates’ employees, partners, officers, directors, agents, legal counsel, independent auditors or advisors) or to any other L/C Participant, provided such Person agrees to keep such information confidential to the same extent required hereunder, (b) to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations hereunder, provided such Person agrees to keep such information confidential to the same extent required hereunder, (c) to any rating agency when required by it, provided such Person agrees to keep such information confidential to the same extent required hereunder, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory or self-regulatory agency or authority, (f) which has been publicly disclosed other than as a result of a disclosure by any of the foregoing parties which is not permitted by this Agreement, (g) in connection with any litigation to which the Administrative Agent, the Issuing Lender and L/C Participants, or their respective Affiliates may be a party to the extent reasonably required, (h) to the extent reasonably required in connection with the exercise of any remedy hereunder and, to any actual or proposed participant or assignee of all or part of its right hereunder or (i) as permitted under the Pricing Agreement. The Administrative Agent, the Issuing Lender and the L/C Participants shall use reasonable efforts to notify the Borrower prior to making any disclosure under clauses (d) and (e) of this Section 9.14, unless prohibited by law, regulation or order of any court or administrative agency. In addition, the Administrative Agent and each L/C Participant may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the L/C Participants in connection with the administration and management of this Agreement and the other Transaction Documents.

Each L/C Participant acknowledges that information furnished to it pursuant to this Agreement or the other Transaction Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Transaction Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each L/C Participant represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

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9.15         WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND THE L/C PARTICIPANTS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TANSACTION DOCUMENTS AND FOR ANY COUNTERCLAIM THEREIN.

9.16         USA PATRIOT Act.  Each L/C Participant hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such L/C Participant to identify the Borrower in accordance with the Patriot Act.

9.17         Judgment Currency.

(a)          The Loan Parties’ obligations hereunder and under the other Transaction Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective L/C Participant or the Issuing Lender of the full amount of Dollars expressed to be payable to the Administrative Agent or such L/C Participant or the Issuing Lender under this Agreement or the other Transaction Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)          If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)          For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 9.17 such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

9.18         Unsecured Obligation.  For the avoidance of doubt, the Credit Obligations under this Agreement and each other Transaction Document shall be unsecured obligations of the Borrower. In no event shall the Credit Obligations be secured by any property in which the Borrower or any of its Subsidiaries or Affiliates thereof has granted or may grant a security interest in favor of JPMorgan Chase Bank, N.A., the Administrative Agent, the Issuing Lender or any L/C Participant or any of their respective Subsidiaries or Affiliates pursuant to transactions not governed by this Agreement. Notwithstanding any provision in this Agreement, JPMorgan Chase Bank, N.A., in its capacity as the Administrative Agent, the Issuing Lender and the L/C Participant under this Agreement, waives its right of payment by setoff solely with regards to identifiable proceeds from the disposition of collateral pursuant to the exercise of rights and remedies by the administrative agent under the ABL Facility.

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[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TOWER AUTOMOTIVE HOLDINGS USA, LLC

By:	/s/ Mark M. Malcolm
Name: Mark M. Malcolm
Title: President

TOWER INTERNATIONAL, INC.

By:	/s/ Mark M. Malcolm
Name: Mark M. Malcolm
Title: President

Signature Page – L/C Facility Agreement

JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Lender

By:	/s/ Andrew C. Faherty
Name: Andrew C. Faherty
Title: Authorized Signatory

Signature Page – L/C Facility Agreement

JPMorgan Chase Bank, N.A., as L/C Participant

By:	/s/ Andrew C. Faherty
Name: Andrew C. Faherty
Title: Authorized Signatory

Signature Page – L/C Facility Agreement